Exhibit 2.1

________________________________________________________________________

STOCK PURCHASE AGREEMENT

DATED AS OF NOVEMBER 7, 2011

BY AND BETWEEN

RADNET MANAGEMENT, INC.

AND

CML HEALTHCARE INC.

AND JOINED IN BY

RADNET, INC.

________________________________________________________________________

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 7, 2011, is by and between RADNET MANAGEMENT, INC., a California corporation (“Buyer”), and CML HEALTHCARE INC., a corporation organized under the laws of the Province of Ontario (“Seller”), and joined in by RadNet, Inc., a Delaware corporation (“Parent”).  Capitalized terms used herein shall have the meanings set forth in Appendix A attached hereto.

RECITALS

WHEREAS, Seller is the sole stockholder and owns all of the outstanding Equity Interests of Raven Holdings U.S., Inc. (“RH”), a Delaware corporation (the “RH Equity Interests”);

WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of the issued and outstanding RH Equity Interests, in accordance with the terms and subject to the conditions set forth herein; and

WHEREAS, each of the respective Boards of Directors (or similar governing body) of Buyer and Seller has approved this Agreement, the Transaction Documents to which such Person is a party and the Transaction.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements, and subject to the conditions contained herein, Buyer and Seller agree as follows:

AGREEMENT

ARTICLE I.
PURCHASE AND SALE OF RH EQUITY INTERESTS

 1.1 Purchase and Sale of RH Equity Interests. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer and assign to Buyer, at the Closing, all of the issued and outstanding RH Equity Interests, for the consideration specified in Section 1.2.

 1.2 Purchase Price.

(a) In consideration for the conveyance of the outstanding RH Equity Interests, and in reliance on the representations and warranties, covenants and agreements of Seller contained in this Agreement and the other Transaction Documents, Buyer, at the Closing, shall pay to Seller, in accordance with Section 1.2(b), an aggregate amount equal to Forty-One Million Three Hundred Thousand Dollars ($41,300,000) (the “Purchase Price”),

(i) minus the amount of Closing Indebtedness,

(ii) minus One Hundred Ninety-One Thousand Two Hundred Eleven Dollars ($191,211), for Seller’s contribution to the premium for the professional liability insurance contemplated by Section 5.12,

(iii) minus any theretofore unpaid portion of the amounts required to purchase from Philips Medical Capital, LLC the 1.5T MR and 16 Slice CT, each located at 1301 Reservoir Avenue, Cranston, RI 02920, such that it is owned by RH or one of its Subsidiaries free and clear of all Indebtedness and Encumbrances, and

(iv) plus an amount required to reimburse Seller for the aggregate payments made prior to the Closing by Seller or any of its Subsidiaries with respect to the capital expenditures set forth on Section 1.2(a)(iv) of the Seller Disclosure Schedule.

(b) The Purchase Price, as adjusted pursuant to subparagraphs 1.2(a)(i)-(iv), to be paid or delivered at the Closing shall be referred to as the “Closing Consideration”.  Seller shall deliver to Buyer, at the Closing, a certificate that sets forth the calculation of the Closing Consideration, with evidence reasonably sufficient to support the determination of such amount (the “Closing Consideration Statement”).  The Closing Consideration shall be paid to Seller at Closing as follows:

(i) Nine Million Dollars ($9,000,000) pursuant to the issuance of a Note in substantially the form attached hereto as Exhibit 1.2(b)(i) (the “Seller Note”); and

(ii) the balance of the Closing Consideration in cash by wire transfer in immediately available funds pursuant to the wire transfer instructions set forth in the Closing Consideration Statement.

 1.3 Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Buyer, 1510 Cotner Ave, Los Angeles, CA 90025, commencing at 9:00 a.m., local time, or at such other location and time as shall be mutually agreed to by the Buyer and Seller, on the date hereof or such other date as Buyer and Seller may mutually determine (the “Closing Date”).  The Transaction shall be deemed effective as of 11:59 p.m. New York City time, on the Closing Date.  Notwithstanding the foregoing, for purpose of financial accounting for the Transaction, including allocation of expense and income of RH, the Transaction will be deemed effective as of 12:01 a.m. EDT on November 1, 2011 (the “Accounting Effective Date”).  Accordingly, for financial accounting purposes, all income received by RH and its subsidiaries between the Accounting Effective Date and the Closing Date shall be for the account of Buyer and all expenses incurred by RH and its subsidiaries between the Accounting Effective Date and the Closing Date shall be for the account of  Buyer.  For avoidance of doubt, the establishment of the Accounting Effective Date shall not affect the representations and warranties of Seller and Buyer given as of the Closing Date, the documents and other deliverables to be furnished by the parties at Closing, the calculation of the Closing Consideration, the post-Closing covenants of the Parties, or the indemnification obligations of Seller and Buyer.

 1.4 Closing Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer:

(a) a letter of resignation, effective as of the Closing Date, from each officer and director (or individual holding similar positions) of RH and its Subsidiaries; provided that, with respect to each Joint Venture, only such officers and directors (or individuals holdings similar positions) that RH and its Subsidiaries (other than the Joint Ventures) have a right to appoint and/or remove shall have executed and delivered to Buyer a letter of resignation and designation of a replacement(s) selected by Buyer, effective as of the Closing Date;

(b) certificates, if any, representing all of the RH Equity Interests, duly endorsed (or accompanied by duly executed powers); and

(c) a good standing certificate issued by the appropriate governing body of the applicable state as to each of RH and its Subsidiaries, dated as of a date reasonably prior to the Closing Date.

 1.5 Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller:

(a) a certificate, executed by the secretary of Buyer, dated as of the Closing Date, as to the resolutions adopted by the Board of Directors of the parent of Buyer, authorizing the execution, delivery, and performance of this Agreement and the Transaction; and

(b) the Closing Consideration, in accordance with the terms and conditions of Section 1.2(b).

 1.6 Excluded Assets. Buyer acknowledges and agrees that (a) the existing MRI located at 1101 North Point Blvd., Baltimore, Maryland (the “North Point Facility”) and the Mobile MRI owned by RH and its Subsidiaries (the “Excluded Equipment”), (b) the equipment set forth on Exhibit 5.9(e), together with the McKesson and related software licenses for RIS/PACS, and (c) that certain Executive Employment Agreement, dated July 1, 2010, between ARS and Kent Wentzell have all been transferred to Seller or sold to a third party prior to the Closing and are not included among the assets of RH at the Closing.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND BUYER

 2.1 Seller’s Representations and Warranties Concerning Seller. Except as set forth in the disclosure schedule delivered by Seller to Buyer at or prior to the execution of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Corporate Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario.  Seller is duly qualified to conduct its business and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect.

(b) Power and Authority; Enforceability.  Seller has the legal power and authority to execute and deliver each Transaction Document to which Seller is a party, and to perform and consummate the Transaction.  Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which Seller is a party, the performance of Seller’s obligations thereunder, and the consummation of the Transaction.  Each Transaction Document to which Seller is a party has been duly authorized, executed and delivered by Seller and assuming that each Transaction Document is a valid and binding obligation of Buyer, each Transaction Document to which Seller is a party constitutes the legally binding obligation of Seller Enforceable against it in accordance with its terms.

(c) No Violation.  Except as set forth on Section 2.1(c) of the Seller Disclosure Schedule, the execution and the delivery of the Transaction Documents to which Seller is a party and the performance and consummation of the Transaction by Seller will not (i) violate any Law to which Seller is subject, or give any Governmental Body or other Person the right to challenge the Transaction; (ii) Breach any Contract or Permit to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject (other than Permitted Encumbrances), except where such Breach would not have a Material Adverse Effect; or (iii) require any Consent, except where the failure to obtain such Consent would not have a Material Adverse Effect (other than any Consents required from or to the relevant state or federal regulatory agencies).

(d) Brokers’ Fees.  Seller has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction for which Buyer or RH could become directly or indirectly Liable.

(e) Equity Interest; Seller Information.  Seller holds of record and owns directly all of the outstanding RH Equity Interests free and clear of any Encumbrances (other than Permitted Encumbrances and any restrictions under the Securities Act and state securities Laws).

 2.2 Buyer’s Representations and Warranties. Except as set forth in the disclosure schedule delivered by Buyer to Seller at or prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a) Corporate Organization.  Buyer is an entity duly organized, validly existing and in good standing under the Laws of the State of California.  Buyer is duly qualified to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect.

(b) Power and Authority; Enforceability.  Buyer has the legal power and authority to execute and deliver each Transaction Document to which Buyer is a party, and to perform and consummate the Transaction.  Buyer has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which Buyer is a party, the performance of Buyer’s obligations thereunder, and the consummation of the Transaction.  Each Transaction Document to which Buyer is a party has been duly authorized, executed and delivered by Buyer and assuming that each Transaction Document is a valid and binding obligation of Seller, each Transaction Document to which Buyer is a party constitutes the legally binding obligation of Buyer Enforceable against it in accordance with its terms.

(c) No Violation.  Except as set forth on Section 2.2(c) of the Buyer Disclosure Schedule, the execution and delivery of the Transaction Documents to which Buyer is a party and the performance and consummation of the Transaction by Buyer will not (i) violate any Law to which Buyer is subject or any provision of its Organizational Documents or give any Governmental Body or other Person the right to challenge the Transaction; (ii) Breach any Contract or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject (other than Permitted Encumbrances); or (iii) require any Consent (other than any Consents required from or to the relevant state or federal regulatory agencies).

(d) Regulatory Approvals.  Buyer has not taken any action and does not have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Permits or Consents of a Governmental Body or result in the imposition of a condition or restriction with respect to any such Permits or Consents.

(e) Fraudulent Transfer Law; Solvency.  Assuming that RH is not insolvent immediately prior to the Closing Date, and the representations and warranties of Seller contained in this Agreement are true and accurate in all material respects, RH will not be insolvent immediately after the Closing, taking into account changes in assets and Liabilities as a result of the Transaction.  Buyer (i) is not now insolvent, nor will Buyer be rendered insolvent by the occurrence of the Transaction, and (ii) is not subject to any currently pending, or to the Knowledge of Buyer, Threatened bankruptcy or insolvency proceedings.  Buyer is not entering the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries or RH.  Immediately after giving effect to the Transaction, Buyer will have adequate capital to carry on its business.

(f) Litigation.  There are no Actions pending or, to the Knowledge of Buyer, Threatened against Buyer, or before or by any Governmental Body nor is there any Order outstanding against Buyer, which in any case or if adversely determined would have a Material Adverse Effect or reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transaction.

(g) Investment Intent.  Buyer is acquiring RH with the present intention of holding the securities of RH for investment purposes and not with a view to or for sale in connection with any distribution of such securities in violation of any federal, state or foreign securities Laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

(h) Brokers’ Fees.  Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction for which Seller or any of its Subsidiaries or Affiliates could become directly or indirectly Liable.

(i) Knowledge Regarding Seller Representations.  Buyer is not aware of any inaccuracy or misstatement in, or breach of, any representation or warranty of Seller contained herein.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO RH

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows; provided, however, that any representation or warranty in this Article III that relates to RH or any of its Subsidiaries shall be exclusive of any matters relating to the JH Sites:

 3.1 Corporate Organization.  RH is an entity duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  RH is duly qualified to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  RH has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted.  Seller has made available to Buyer correct and complete copies of RH’s Organizational Documents, as amended to date.  RH is not in Breach of any provision of its Organizational Documents.  RH’s minute books and other records made available to Buyer for review reflect all material actions taken and authorizations made at meetings of such companies’ partners, members, boards of directors or any committees thereof and at any RH Equity Interest owner meetings thereof.

 3.2 No Violation.  Except as set forth on Section 3.2 of the Seller Disclosure Schedule, the execution and the delivery of the applicable Transaction Documents to which RH is a party and the performance and consummation of the Transaction by RH will not (a) Breach any Law to which RH is subject or any provision of RH’s Organizational Documents, except where such Breach would not have a Material Adverse Effect; (b) Breach any Contract or Permit to which RH is a party or by which RH is bound or to which any of RH’s assets is subject (other than Permitted Encumbrances), except where such Breach would not have a Material Adverse Effect; or (c) require any Consent, except where failure to obtain such Consent would not have a Material Adverse Effect (other than any Consents required from or to the relevant state or federal regulatory agencies).

 3.3 Brokers’ Fees.  RH has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transaction for which Buyer or RH could become directly or indirectly Liable.

 3.4 Capitalization.  The authorized, issued and outstanding RH Equity Interests on a fully diluted basis is as set forth on Section 3.4 of the Seller Disclosure Schedule.  All of the issued and outstanding RH Equity Interests: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws, and (c) are held, beneficially and of record, by Seller.  No Commitments exist or are authorized with respect to the RH Equity Interests and no Commitments will arise in connection with the Transaction.  There are no Contracts with respect to the voting or transfer of the RH Equity Interests.  RH is not obligated to redeem or otherwise acquire any of the outstanding RH Equity Interests.  Assuming consummation of the Transaction, Buyer will acquire, at the Closing, title to the RH Equity Interests, free and clear of any Encumbrances (other than the Permitted Encumbrances).

3.5	Subsidiaries and Centers.

(a) Section 3.5(a) of the Seller Disclosure Schedule lists the RH Subsidiaries and for each Subsidiary, (i) its name and jurisdiction of creation, formation, or organization, (ii) if such Subsidiary is a corporation, (1) the number of authorized Equity Interests of each class of its Equity Interests, (2) the number of issued and outstanding Equity Interests of each class of its Equity Interest, the names of the holders thereof, and the number of Equity Interests held by each such holder, and (3) the number of Equity Interests held in treasury, and (iii) if such Subsidiary is not a corporation, (1) the class of Equity Interests created under such Subsidiary’s Organizational Documents and (2) the holder(s) of such Equity Interests.  All of the issued and outstanding Equity Interest of each Subsidiary (i) that is a corporation have been duly authorized and are validly issued, fully paid, and nonassessable and (ii) that is not a corporation have (1) been duly created pursuant to the laws of the jurisdiction of such Subsidiary, (2) have been issued and paid for in accordance with the Organizational Documents governing such Subsidiary, and (3) are fully paid and non-assessable.  Except for the interests of others in the Joint Ventures as set forth on Section 3.5(a) of the Seller Disclosure Schedule, RH holds of record and owns beneficially all of the outstanding Equity Interests of its Subsidiaries, free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities Laws).  Except as set forth in the applicable Organizational Documents of RH’s Subsidiaries, no Commitments exist or are authorized with respect to any Subsidiaries or their Equity Interests.  No Subsidiary controls, directly or indirectly, or has any direct or indirect Equity Interest in, any Person that is not a Subsidiary.

(b) Section 3.5(b) of the Seller Disclosure Schedule accurately sets forth the names and titles of RH’s officers and those of each of its Subsidiaries.  Seller has delivered or made available to Buyer accurate and complete copies of (i) the stockholder records of RH and those of each of its Subsidiaries, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written Consent or otherwise without a meeting) of the Equity holders of RH and each Subsidiary and all committees of RH and each Subsidiary.  To the Knowledge of Seller, there have been no formal meetings of the holders of RH Equity Interests or Equity Interests of any Subsidiary or any committee of RH or any Subsidiary since March 1, 2008 that are not reflected in such records.

(c) Section 3.5(c) of the Seller Disclosure Schedule sets forth the name and address of each medical diagnostic imaging center (each, an “Acquired Center”) owned by RH as of the Closing Date and an inventory of all material furniture, fixtures and equipment located in each Acquired Center.

 3.6 Financial Statements. Attached as Section 3.6 of the Seller Disclosure Schedule are (a) the unaudited, consolidated balance sheet of RH and its Subsidiaries as of June 30, 2011 (the “Financial Statement Date”), excluding the Excluded Equipment, the McKesson and related software licenses for RIS/PACS and the fixed assets of, and other assets and liabilities (other than accounts receivable and accounts payable) directly attributable to, the JH Sites, and (b) the unaudited, consolidated statement of revenues and expenses, excluding interest, taxes, depreciation and amortization, of RH and Subsidiaries for the six (6) months ended June 30, 2011, excluding revenues and expenses directly related to the JH Sites (collectively, the “Financial Statements”).  The Financial Statements have been prepared on the basis disclosed in the footnotes included in Section 3.6 of the Seller Disclosure Schedule.  Subject to the terms of this Section 3.6 and Section 3.6 of the Seller Disclosure Schedule, the Financial Statements (a) present fairly in all material respects the consolidated financial position of RH and its Subsidiaries as of such dates and the consolidated revenues and expenses of RH and Subsidiaries for such periods, (b) are correct in all material respects, and (c) are consistent in all material respects with the books and records of RH and Subsidiaries.  Since the Financial Statement Date, neither RH nor its Subsidiaries has effected any material change in any method of accounting or accounting practice, except for any such change required because of a change in IFRS or to conform any of RH’s or its Subsidiaries accounting policies and practices to Law.

 3.7 Subsequent Events. Except as set forth in Section 3.7 of the Seller Disclosure Schedule or permitted or required by this Agreement or Buyer, and except for reasonable actions taken in response to the recent trends in the financial results and operations of RH and its Subsidiaries, since the Financial Statement Date, RH and its Subsidiaries have each operated in the Ordinary Course of Business and there has not been any:

(a) event, situation or occurrence that, individually or in the aggregate, has had a Material Adverse Effect;

(b) increase in the compensation or fringe benefits payable or to become payable to any executive officer of RH or its Subsidiaries, other than increases made in the Ordinary Course of Business or as required by Law or under any existing Contracts;

(c) amendments, alterations or modification in the terms of any currently outstanding Equity Interest of RH or any of its Subsidiaries or any securities convertible into or exchangeable for such Equity Interests, including any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities and neither RH nor its Subsidiaries has sold or otherwise issued any Equity Interest;

(d) except as specifically permitted or required pursuant to the terms of this Agreement, transfer of any assets, by RH or its Subsidiaries, to any holders of their respective Equity Interests with respect to such Equity Interests, or any redemption, repurchase or other acquisition of any Equity Interests of RH or any of its Subsidiaries, except, in each case, in the Ordinary Course of Business;

(e) material closure, shut down or other elimination of any of RH’s or its Subsidiaries’ offices, franchises or any other change in the character of its business, properties or assets, except for closures, shut downs, or other eliminations that have not had or would not reasonably be expected to have a Material Adverse Effect;

(f) loan or advance to any of its Equity Interests holders, officers, employees, agents or consultants, except in the Ordinary Course of Business;

(g) sale, lease, transfer, or assignment of any material assets, except in the Ordinary Course of Business;

(h) cancellation, compromise, waiver, or release of any Action (or series of related Actions), except in the Ordinary Course of Business or not in excess of Twenty-Five Thousand Dollars ($25,000) individually;

(i) Contracts entered into or any rights granted with respect to any material Intellectual Property Rights, except in the Ordinary Course of Business;

(j) Cash dividends, other than repayment of intercompany indebtedness, from RH or any of its Subsidiaries to Seller;

(k) amendment, modification or change (or authorization thereof) to the Organizational Documents of RH or its Subsidiaries; or

(l) agreement to do, cause or suffer any of the foregoing.

 3.8 Liabilities. To the Seller’s Knowledge, neither RH nor any Subsidiary has any Liability, except for (a) Liabilities set forth in the Financial Statements and not heretofore paid or discharged, (b) Liabilities that have arisen after the Financial Statement Date in the Ordinary Course of Business which are of the same character and nature as Liabilities set forth in Financial Statements or disclosed in any notes thereto, (c) Indebtedness to be satisfied prior to the Closing Date or otherwise reflected as an adjustment to the Purchase Price pursuant to Section 1.2, and (d) Liabilities relating to any obligations under any (i) Contract listed in Section 3.13 of the Seller Disclosure Schedule, (ii) Contract that is not required to be listed in Section 3.13 of the Seller Disclosure Schedule because it does not provide for an annual aggregate payment of at least One Hundred Fifty Thousand Dollars ($150,000) from or to RH or its Subsidiaries, or (iii) Contract of RH or its Subsidiaries set forth on Section 3.13 of the Seller Disclosure Schedule that has been terminated but for which certain executory obligations remain.

 3.9 Legal Compliance. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, to the Knowledge of Seller, (a) RH, each of its Subsidiaries is in compliance in all material respects with all applicable Laws and each medical professional providing services to the business of RH is in compliance in all material respects with all applicable Laws relating to the provision of such services, and (b) no Action is pending or Threatened against any of them alleging any failure to so comply, except where the failure to comply would not have a Material Adverse Effect.  To the Seller’s Knowledge, no material expenditures are, or based on applicable Law, will be required of RH or any of its Subsidiaries for each of them and their respective businesses and operations to remain in compliance in all material respects with applicable Law immediately following the Closing.  To the Seller’s Knowledge, (x) RH and each of its Subsidiaries have all material Permits that are required for the conduct of their respective businesses as presently conducted, (y) all such Permits are in full force and effect and (z) no suspension or cancellation of any such Permit is Threatened, in each case except where the failure to maintain any such Permit would not have a Material Adverse Effect.  To the Knowledge of Seller, neither Seller, RH nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Body or any other Person since March 1, 2008 regarding (1) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit on the part of RH or any of its Subsidiaries or relating to their respective businesses or assets, or (2) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit by any Governmental Body relating to the business or assets of RH or any of its Subsidiaries.

3.10	Tax Matters.

(a) All Tax Returns that are required to be filed by or with respect to RH or any of its Subsidiaries have been duly filed or if required to be filed prior to the Closing Date will be filed when due and all such returns are true, complete and correct in all material respects.

(b) All Taxes shown to be due on such Tax Returns or if any Taxes are shown to be due on any Tax Returns filed prior to the Closing Date have been paid or will be paid in full by the Seller following the Closing.

(c) All deficiencies asserted or assessments made as a result of any examinations have been paid in full other than those being contested in good faith by appropriate proceedings and for which Seller will remain responsible following the Closing.

(d) There are no Encumbrances for Taxes upon RH or any of its Subsidiaries or their respective assets other than Encumbrances for current Taxes not yet due and payable.  Seller has made available to Buyer true and correct copies of the United States federal income Tax Returns filed by or with respect to RH and any of its Subsidiaries for each of the three (3) most recent fiscal years ended on or before December 31, 2010, and has provided the Tax Return for December 31, 2010.

(e) Neither RH nor any of its Subsidiaries has entered into or become bound by any agreement or Consent pursuant to section 341(f) of the Code.  Neither RH nor any of its Subsidiaries will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring or accounting methods employed, prior to the Closing.  There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of RH or any of its Subsidiaries that, individually or collectively, would give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to section 280G or Section 162(m) of the Code.  Neither RH nor any of its Subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(f) RH has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

 3.11 Real Property and Leaseholds. RH and its Subsidiaries hold valid and subsisting leasehold interests in all parcels of real property leased or subleased to them as set forth in Section 3.11 of the Seller Disclosure Schedule (the “Premises Leases”), free and clear of all Encumbrances (other than Permitted Encumbrances).  Each of the Premises Leases is the result of arms-length negotiation with rental amounts and other terms at fair market value.

3.12	Intellectual Property.

(a) RH and its Subsidiaries own, or have validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, brand names, copyrights and other proprietary intellectual property rights and computer programs (the “Intellectual Property Rights”), in each case, which are material to the conduct of the business of each as currently conducted.

(b) To Seller’s Knowledge, the conduct by RH and its Subsidiaries of their respective businesses since March 1, 2008 has not and does not infringe upon, misappropriate or conflict with, in any material respect, any Intellectual Property Right of any Person, and there are no pending or Threatened claims alleging that the business or operations of RH or its Subsidiaries infringes, misappropriates or conflicts with the Intellectual Property Rights of any Person.

3.13	Contracts.

(a) Section 3.13 of the Seller Disclosure Schedule lists all Contracts of RH or its Subsidiaries that provide for an annual aggregate payment of at least One Hundred Fifty Thousand Dollars ($150,000) from or to RH or its Subsidiaries, other than (i) Contracts that can or in reasonable probability will be completed within thirty (30) days of the Closing Date or can be terminated within such thirty (30) day period without payment of a penalty, or (ii) Contracts for goods and services purchased in the Ordinary Course of Business of RH or its Subsidiaries.

(b) Neither RH nor its Subsidiaries is in material Breach of any Contract set forth on Section 3.13 of the Seller Disclosure Schedule, or in material default with respect thereto, except for Breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.  None of the Contracts set forth on Section 3.13 of the Seller Disclosure Schedule contain any provisions relating to a change in control of RH or its Subsidiaries the effect of which would have a Material Adverse Effect.

 3.14 Litigation. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, neither RH nor its Subsidiaries is (a) subject to any outstanding Order or (b) a party to, the subject of, or, to the Knowledge of Seller, Threatened to be made a party to or the subject of any Action, except Orders or Actions that would not, individually or in the aggregate, have a Material Adverse Effect.

 3.15 Accounts Receivable.  Subject to any applicable reserves reflected in the Financial Statements, all trade receivables of RH and its Subsidiaries that are reflected in the Financial Statements or that have arisen since the Financial Statement Date represent bona fide claims against debtors arising from sales actually made or services actually performed in the Ordinary Course of Business and, to the Seller’s Knowledge, are legal, valid and binding obligations of the respective debtors.

3.16	Labor; Employees.

(a) Neither RH nor its Subsidiaries is a party to or bound by any collective bargaining Contract, nor, since March 1, 2008, has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  To the Seller’s Knowledge, since March 1, 2008, neither RH nor its Subsidiaries has committed any unfair labor practice (as determined under any Law).  Seller has no Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to RH’s or its Subsidiaries’ employees.

(b) Section 3.16(b) of the Seller Disclosure Schedule contains an accurate list of all employment Contracts between RH or its Subsidiaries and any of their respective employees in effect as of the date of this Agreement.  All other employees are “at-will” employees.

3.17	Employee Benefits.

(a) Section 3.17 of the Seller Disclosure Schedule sets forth a list of all material plans and other material arrangements which provide compensation or benefits to officers, directors, consultants, or employees of RH and its Subsidiaries, including, without limitation, all “employee benefit plans” as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or fringe benefit plans, and all employment or executive compensation agreements maintained or entered into by RH or its Subsidiaries on behalf of employees of RH or its Subsidiaries (collectively, the “RH Plans”).

(b) All RH Plans are in material compliance with, and since March 1, 2008 have been operated in material compliance with, each applicable provision of ERISA, the Code, and other Law, except where the failure to comply would not have a Material Adverse Effect.

(c) Neither RH nor its Subsidiaries nor any member of the same controlled group of businesses as RH or its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is, or since March 1, 2008 was, a sponsor or obligated to contribute to any plan covered by Title IV of ERISA or Section 412 of the Code, or to any “multi-employer plan,” within the meaning of Section 3(37) of ERISA.  Other than routine claims for benefits under the RH Plans, there are no pending, or to the Knowledge of Seller, Threatened actions involving the RH Plans with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any RH Plan or any other person whomsoever.

(d) Each RH Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, is in material compliance with such requirements in all material respects, and, except as required by such sections of the Code or any applicable state Law, no RH Plan that is a “welfare benefit plan,” as defined in Section 3(1) of ERISA, provides for post-employment benefits.

(e) Neither RH nor its Subsidiaries nor any ERISA Affiliate has, since March 1, 2008, failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any RH Plan.  Any RH Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service.

(f) RH has made available to Buyer true and complete copies of each of the following documents, where applicable:  (i) the RH Plans and any related funding agreements thereto (including insurance contracts), including all amendments, (ii) the currently effective summary plan description pertaining to each of the RH Plans, (iii) the three (3) most recent annual reports on Form Series 5500 for the RH Plans (including all relevant schedules and any relevant financial statements thereto), and (iv) the most recent Internal Revenue Service determination letter or opinion letter for each RH Plan which is intended to constitute a qualified plan under Section 401 of the Code.

(g) Except for the group insurance programs listed in Section 3.17 of the Seller Disclosure Schedule, neither RH nor its Subsidiaries maintains any medical, health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of, and is not providing benefits under such programs or plans to, any current or former employees of RH or its Subsidiaries.

3.18	Environmental, Health and Safety Matters.

(a) To Seller’s Knowledge, RH and its Subsidiaries are each in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of their respective businesses or assets.

(b) To Seller’s Knowledge, the locations subject to the Premises Leases at which RH and its Subsidiaries operate, or have operated since March 1, 2008, their respective businesses are in compliance in all material respects with all Environmental, Health and Safety Requirements.

(c) Seller has not, since March 1, 2008, received notice of, and to Seller’s Knowledge there are no pending or Threatened, allegations by any Person that any of the properties or assets of RH or its Subsidiaries are, or that their respective businesses have not been conducted, in compliance with all Environmental, Health and Safety Requirements.

3.19	Insurance.

(a) Section 3.19 of the Seller Disclosure Schedule sets forth a list of all insurance policies maintained by or at the expense of, or for the direct or indirect benefit of RH and its Subsidiaries and includes (i) the name of the insurance carrier that issued such policy and the policy number of such policy, (ii) whether such policy is a “claims made” or an “occurrences” policy, (iii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy, and (iv) a description of any material claims pending with respect to such policy.

(b) The Seller has made available to Buyer accurate and complete copies of all of the insurance policies identified in Section 3.19 of the Seller Disclosure Schedule (including all renewals thereof and endorsements thereto) and any pending or renewal application for insurance coverage.

(c) Seller, RH and its Subsidiaries have paid all premiums and other amounts owing in full on a timely basis with respect to the insurance policies identified in Section 3.19 of the Seller Disclosure Schedule.

(d) To the Knowledge of Seller, since March 1, 2008, neither Seller nor RH or its Subsidiaries has received:

(i) any written notice or other written communication regarding the actual or possible cancellation or invalidation of any of the insurance policies identified in Section 3.19 of the Seller Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

(ii) any written notice or other written communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the insurance policies identified in Section 3.19 of the Seller Disclosure Schedule.

 3.20 Related Party Transaction.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule:

(a) no Affiliate of RH or its Subsidiaries (other than RH or its Subsidiaries) has any direct or indirect interest of any nature in any asset used in or otherwise relating to any of RH’s or its Subsidiaries’ respective businesses;

(b) no Affiliate of RH or its Subsidiaries (other than RH or its Subsidiaries) is indebted to RH or its Subsidiaries;

(c) since March 1, 2008, no Affiliate of RH or its Subsidiaries has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving RH or its Subsidiaries.

 3.21 Medicare, Medicaid and Champus. To Seller’s Knowledge, except as set forth on Section 3.21 of the Seller Disclosure Schedule:

(a) RH and its Subsidiaries and the physicians providing services to them have each, since the Applicable Date, (i) complied in all material respects with all Laws of Medicare, Medicaid, Champus and other governmental healthcare programs, and (ii) filed all material information and other forms required to be filed by them with respect to the Acquired Centers pursuant to Medicare, Medicaid, Champus or any third party payor and, to Seller’s Knowledge, all such filings are true, complete, correct and accurate in all material respects;

(b) no material deficiency (either individually or in the aggregate) in any such filings, including claims for overpayment or deficiencies for late filings, has been asserted or Threatened by any federal or state agency instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Champus claims or any other third party payor;

(c) neither RH, its Subsidiaries nor the physicians providing services to them has been, since the Applicable Date, subject to any audit relating to fraudulent Medicare, Medicaid or Champus procedures or practices; and

(d) no claim or request for recoupment or reimbursement from RH, its Subsidiaries or the physicians providing services to them has been made with respect to the Acquired Centers since the Applicable Date, by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Champus claims.

 3.22 No Referrals by Interested Parties. Except as identified in Section 3.22 of the Seller Disclosure Schedule, since March 1, 2008, there have been no referrals of patients to RH or its Subsidiaries by physicians owning any Equity Interest, whether direct or indirect, in RH or its Subsidiaries, or, except as identified in Section 3.22 of the Seller Disclosure Schedule, to the Knowledge of Seller, since March 1, 2008, there have been no referrals of patients to RH or its Subsidiaries by physicians having any financial relationship, other than the right to receive a fee for professional services rendered or that would otherwise not constitute a violation of Law, with RH or its Subsidiaries, except for referrals that would not have a Material Adverse Effect.

 3.23 Periodic Assessments on Healthcare Entities. Except as disclosed in Section 3.23 of the Seller Disclosure Schedule, since March 1, 2008, RH and its Subsidiaries have timely filed all material reports required of it by federal or state agencies having jurisdiction over any aspect of the operation of RH and its Subsidiaries and have timely paid all periodic assessments imposed by Law with respect to the revenues derived from such operations.

 3.24 Sensitive Payments. To Seller’s Knowledge, since March 1, 2008, neither RH nor its Subsidiaries has:  (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was illegal under the laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its or their books, (c) given or received any payments or other forms of remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti Kickback Law, Section 1128(b) of the Social Security Act, 42 U.S.C. section 1320a-7b(b), or any analogous state statute, or (d) made any payments to any person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

 3.25 Professionals.  To Seller’s Knowledge, there are no disputes pending or Threatened between RH or its Subsidiaries and the physicians providing professional services to RH or its Subsidiaries at the Acquired Centers (the “Professionals”) or suits, actions, investigations or proceedings affecting the Professionals, in either case which reasonably might be expected to result in material impairment of the ability to operate the businesses of RH and its Subsidiaries.  To Seller’s Knowledge, the Professionals are, and at all times since the Applicable Date that they have been furnishing services in connection with the operation of the businesses and RH and its Subsidiaries have been, duly licensed to perform medical services in material compliance with all applicable federal, state and local laws, rules and regulations.  The consummation of the transactions contemplated by this Agreement will not result in a breach of any Management Services Agreement between RH or any of its Subsidiaries, on the one hand, and any Professionals, on the other hand, nor give any Professionals the right to terminate any such Management Services Agreement.  The consummation of the transactions contemplated by this Agreement will not result in a breach of the non-compete restrictions set forth in Section 1(a) of that certain Amended and Restated Global Agreement, dated as of March 27, 2003, amended September 1, 2004 and October 16, 2007, by and among ARS, ARA, American Radiology Services of Delaware, Inc., Hopkins, Johns Hopkins HealthCare, L.L.C., The Johns Hopkins University and Johns Hopkins Imaging, L.L.C., notwithstanding the fact that Buyer and its Affiliates own, manage or operate, as of the Closing Date, various diagnostic imaging facilities in addition to the Acquired Centers.

 3.26 Disclosure and Duty of Inquiry.  Buyer is not nor will it be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Seller in this Agreement.

ARTICLE IV.
[Intentionally Omitted]

ARTICLE V.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

 5.1 Further Assurances. From time to time after the Closing, the parties will take any and all such action and execute and deliver to one another any and all further agreements, instruments, certificates and other documents, as may reasonably be requested by any other Party all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article VIII) in order to consummate the Transaction, and to effect an orderly transition of the ownership and/or assets and operations of RH and its Subsidiaries.

 5.2 Non-Competition.

(a) During the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Non-Competition Period”), neither Seller, nor any of its Affiliates shall, directly or indirectly, for himself, herself or itself or through or on behalf of any other Person, invest (other than interests of less than five percent (5%) in publicly traded securities), engage or become involved, either as an owner, principal, agent, advisor, equity holder, manager, partner, joint venturer, participant or consultant, or permit any of its then-employed officers or directors to serve as an officer or director in, any business enterprise which (a) derives any revenues from the rendering of medical diagnostic imaging services, and (b) is located or operating, or servicing patients or customers located, within ten (10) miles of any location at which RH or its Subsidiaries operated its respective businesses immediately prior to the Closing Date (“Competitive Business”).

(b) Notwithstanding the foregoing, none of the following transactions shall be deemed to violate the covenant contained in Section 5.2(a) hereof:

(i) the acquisition by Seller or any of its Affiliates of any Person by merger, acquisition, purchase of substantially all of the assets of such Person, or otherwise, where the acquired Person derived no more than ten percent (10%) of its consolidated revenues from any Competitive Business in the twelve (12) month period prior to such acquisition (“Exempt Acquisition”), or

(ii) any acquisition of Seller by merger, acquisition, purchase of substantially all of the assets of Seller, or otherwise, even if all or a portion of the acquiring entity’s business includes a Competitive Business; provided that the purpose of the acquisition was not to circumvent the prohibition in Section 5.2(a).

(c) In the event of an Exempt Acquisition, Seller shall, promptly following consummation of the Exempt Acquisition, provide written notice to Buyer (the “Sale Notice”) offering to sell the applicable Competitive Business to Buyer for a purchase price that reflects a fair allocation to the Competitive Business of the aggregate purchase price paid by Seller in the Exempt Acquisition.

(iii) If Buyer does not deliver a written response to Seller accepting such offer within ten (10) Business Days of the date of the Sale Notice, or delivers a written notice within such time period declining to purchase the Competitive Business, Seller may operate or dispose of the Competitive Business without restriction.

(iv) If Buyer delivers a written response to Seller accepting such offer within ten (10) Business Days of the date of the Sale Notice, Seller shall sell the Competitive Business to Buyer on an “as is, where is” basis with no representations and warranties from Seller (except that Seller shall use commercially reasonable efforts, to the extent contractually permissible, to assign to Buyer any rights to indemnification with respect to the Competitive Business under the purchase agreement relating to Seller’s acquisition of the Competitive Business).  At the closing of the sale to Buyer of the Competitive Business, which shall occur no later than sixty (60) days following the date of Buyer’s election to accept Seller’s offer, Buyer shall pay to Seller the purchase price specified in the Sale Notice in full in immediately available funds to an account specified by Seller.  If the closing of the sale to Buyer does not occur within such sixty (60) day period other than as a result of Seller’s actions or omissions taken or made with the intent to delay the closing, Seller may operate or dispose of the Competitive Business without restriction; provided that if the closing of the sale to Buyer does not occur within such sixty (60) day period as a result of the failure to obtain any required regulatory approval for reasons beyond Buyer’s control, such closing may be delayed for a reasonable period of time in order to obtain such approval.

 5.3 Medical Records.

(a) After the Closing, Buyer agrees to keep and preserve the Medical Records for the longest of (i) seven (7) years after services are provided, (ii) with respect to services rendered to minors, until the minor’s age of majority plus three (3) years, or (iii) such retention period as is required by applicable Law.  Buyer hereby covenants that the Medical Records shall be stored and maintained with the same care as Buyer uses for its other business and medical records, and that such storage and maintenance shall be in accordance with the requirements of applicable Law.

(b) For a period of five (5) years following the Closing, Buyer will endeavor in good faith and use reasonable efforts, to afford Seller access to, and the right (at Seller’s expense) to make copies of, the Medical Records, so long as such access (and the removal of such copies of Medical Records) (i) does not interfere with ongoing operations at the Acquired Centers or Buyer’s business, (ii) is on reasonable notice during normal business hours, (iii) is with Buyer’s consent (which shall not be unreasonably withheld), (iv) will not interfere with the patient’s treatment or otherwise violate applicable Law, and (v) is for purposes of pending litigation, investigations or billing, as certified in writing prior to removal by counsel retained by Seller in connection with such matter.

(c) From and after the Closing Date, Buyer shall have responsibility for fulfilling requests for access and copies of the Medical Records.

5.4	Employee Matters; Benefit Plan Matters.

(a) Immediately following the Closing, the employees of RH and its Subsidiaries (the “Continuing Employees”) shall continue to be employed by RH and its Subsidiaries; provided, however, that following the Closing, Buyer shall allow Seller to lease the services of those employees of RH and its Subsidiaries listed on Exhibit 5.4(a) (such employees being the “Leased Employees”) for the period and on the terms and conditions set forth on Exhibit 5.4(a).  Buyer acknowledges and agrees that following the Closing, Seller shall be entitled to (i) make permanent employment offers to, (ii) hire, and (iii) employ the Leased Employees, and Buyer shall not, and shall cause RH and its Subsidiaries not to, take any action that would in any way inhibit Seller from employing, or interfere with Seller’s ability to employ, the Leased Employees, including making any competing employment offers to the Leased Employees or otherwise attempting to induce the Leased Employees to remain employees of ARS.  Absent a breach by Buyer of the foregoing provisions of this Section 5.4(a), ARS shall be permitted to continue employing any Leased Employee to the extent such Leased Employee decides not to accept an offer of employment with Seller, provided that Buyer shall use commercially reasonable efforts in such case to ensure that the work that such Leased Employee is currently performing for Seller is completed.  Buyer and Seller agree to work together in good faith following Closing to facilitate a seamless transition of the Leased Employees’ employment from RH and its Subsidiaries to Seller.

(b) On and after the Closing Date, Buyer and its affiliates shall cause its benefit plans to credit each Continuing Employee with his or her service with RH and its Subsidiaries, as applicable, and any predecessor entities for purposes of determining eligibility, vesting, and determination of the level of benefits and benefit accruals under Buyer’s benefit plans.  Any severance benefits for the Continuing Employees shall remain the responsibility of RH and its Subsidiaries after the Closing Date.  Buyer shall cause its benefit plans to refrain from denying any employee coverage on the basis of pre-existing conditions or evidence of insurability and shall cause each of its benefit plans to credit each Continuing Employee for any deductibles, co-payments, and out-of-pocket expenses paid under the comparable RH Plan in the year of initial participation in the Buyer’s benefit plans.

 5.5 Cooperation with Respect to Tax Matters.

(a) Seller shall be responsible for, and shall have ultimate discretion with respect to, (i) the preparation and filing of all Tax Returns required or permitted by applicable Law to be filed by RH or any of its Subsidiaries (or by Seller on their behalf) with respect to the Seller Tax Obligations, (ii) any elections related to such Tax Returns, and (iii) any audit (including the execution of any waiver of limitation with respect to any audit) relating to any such Tax Returns; provided, however, that in the event that any audit for which Seller is responsible pursuant to this Section 5.5(a) could reasonably be expected to result in an increase in Tax Liability for which Buyer would be responsible, Seller shall consult in good faith with Buyer in respect of the specific issues that could give rise to such increased Tax Liability.  Seller and Buyer agree to use the default method of closing the books of RH as set forth in Treasury Regulation 1.1502-76(b)(2)(i).

(b) Buyer and RH shall be responsible for, and shall have ultimate discretion with respect to, (i) the preparation and filing of all Tax Returns required to be filed by RH or any of its Subsidiaries with respect to the Buyer Tax Obligations, (ii) any elections related to such Tax Returns, provided that no election with regard to a Straddle Tax Return shall be made without Buyer’s consent if the effect of such election were to result in a material increase in Tax Liability for which Buyer would be responsible, and (iii) any audit (including the execution of any waiver of limitation with respect to any audit) relating to any such Tax Returns; provided, however, that in the event that any audit for which Buyer is responsible pursuant to this Section 5.5(b) could reasonably be expected to result in an increase in Tax Liability for which Seller would be responsible, Buyer shall consult in good faith with Seller in respect of the specific issues that could give rise to such increased Tax Liability.

(c) After the Closing Date, each of Buyer and RH, on the one hand, and Seller, on the other, shall (i) provide, or cause to be provided to each other’s respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and records of RH by any of them in connection with the preparation of any Tax Return or extension to the due date thereof or any audit of RH in respect of which Buyer, RH or Seller, as the case may be, is responsible pursuant to Section 5.5(a) or Section 5.5(b) of this Agreement and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits.

(d) Each of the Buyer and RH, on the one hand, and Seller, on the other, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other Party in writing not later than (i) ten (10) Business Days after the receipt of any notice of any audit or (ii) fifteen (15) Business Days prior to the settlement or final determination of any audit for which it was responsible pursuant to Section 5.5(a) or Section 5.5(b) of this Agreement which could affect the Tax liability of such other Party for any taxable year.

(e) Seller shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Buyer and RH harmless against, (i) all income Taxes of RH and any of its Subsidiaries that relate to taxable periods ending before or on the Closing Date for which Tax Returns will be filed after the Closing Date, and (ii) all Taxes of RH that relate to taxable periods ending before or on the Closing Date for which Tax Returns have been filed or will have been filed on or before the Closing Date (collectively, the “Seller Tax Obligations”).  Seller shall be entitled to all Tax refunds (including interest) attributable to the taxable periods in respect of which Seller is so obligated to indemnify Buyer and RH, which Buyer shall remit to Seller within five Business Days following receipt by RH or any of its Subsidiaries.  All Taxes due and payable pursuant to this Section 5.5(e) shall be computed after deducting the maximum net operating losses of RH and its Subsidiaries.  Seller shall have no Liability and no obligation to indemnify Buyer and RH for any Taxes attributable to any action taken by or with respect to RH or its Subsidiaries on the Closing Date after the Closing that is outside of the Ordinary Course of Business.  All payments made or received by Seller pursuant to this Section 5.5(e) shall be treated as adjustments to the Purchase Price.

(f) Buyer and RH shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Seller harmless against (i) all Taxes of RH and any of its Subsidiaries that relate to taxable periods that begin after the Closing Date, (ii) all Taxes of RH and any of its Subsidiaries, other than income Taxes, for taxable periods that end on or before the Closing Date for which Tax Returns will be filed after the Closing Date, and (iii) all Taxes of RH that relate to any taxable period that includes but does not end on the Closing Date (the “Straddle Tax Returns”) (collectively, the “Buyer Tax Obligations”).  Buyer and RH shall be entitled to any Tax refund (including interest) attributable to the taxable periods in respect of which Buyer and RH are so obligated to indemnify Seller and in no event will Seller receive any Tax benefit in Tax periods commencing after the Closing Date resulting from the use by Buyer and RH of any remaining net operating loss carryforwards of the Company from pre-Closing Tax periods.

(g) Buyer shall not make any election under Section 338 of the Code with respect to RH or any of its Subsidiaries without Seller’s written consent, which consent may be provided or withheld in the sole discretion of Seller.

(h) Buyer shall pay any and all direct or indirect equity interest transfer or gains taxes, stamp taxes, stock transfer taxes and other similar Taxes or expenses imposed, and all recording fees that may be imposed, as a result of the purchase and sale of the Equity Interests contemplated by this Agreement and any fines, penalties, interest or additions with respect thereto (collectively, “Transfer Taxes”). Seller agrees to cooperate with Buyer in connection with the preparation and filing of any returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns and, where required by Law, making or joining with Buyer in making such filings.

 5.6 Books and Records.

(a) Except with respect to the Medical Records, which are subject to Section 5.3, Buyer agrees (i) to hold all of the books and records of RH and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of six years from the Closing Date, or such longer period as may be relevant under any applicable Law and the relevant statute of limitations, and, thereafter, if it is proposed to destroy or dispose of any of such books and records, to offer first in writing at least 60 days prior to such proposed destruction or disposition to surrender them to Seller and (ii) at any time and from time to time following the Closing Date, to afford Seller, its Affiliates, agents, representatives, accountants and counsel and other advisors, during normal business hours, upon reasonable request, reasonable access to such books, records and other data (including the right to photocopy the same, at the expense of Seller) and to appropriate employees; provided that Seller shall reimburse Buyer promptly upon demand for all reasonable out-of-pocket expenses incurred by Buyer in connection therewith; and provided further that nothing herein will limit any of Seller’s rights of discovery in any event.

(b) Except with respect to the Medical Records, which are subject to Section 5.3, for a period of six years after the Closing, or such longer period as may be relevant under any applicable Law and the relevant statute of limitations, Seller shall (i) retain the books and records of Seller which relate to RH and its Subsidiaries for periods prior to the Closing and which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the employees, agents and representatives of Buyer reasonable access (including the right to make photocopies, at the expense of Buyer), during normal business hours, to such books and records, solely as they relate to RH or any of its Subsidiaries; provided that Buyer shall reimburse Seller promptly upon demand for all reasonable out-of-pocket expenses incurred by Seller in connection therewith; and provided further that nothing herein will limit any of Buyer’s rights of discovery in any event.  In furtherance of the foregoing, Seller shall provide, and shall request its auditors to provide, Buyer, at no out-of-pocket cost to Seller, with such historical financial information regarding RH and its Subsidiaries as Buyer may reasonably request in connection with its disclosure obligations arising under Rule 3-05 of Regulation S-X.

 5.7 [Intentionally omitted]

 5.8 Seller Name. Buyer shall prepare and promptly following the Closing take all necessary actions to file or cause to be filed with the appropriate Governmental Bodies on the Closing Date or as promptly thereafter as practicable, amendments to the Certificate of Formation of CML Healthcare Rhode Island LLC to change the name of such entity to a name designated by Buyer that bears no association with Seller or any of its Affiliates (it being understood and agreed that no such name designated by Buyer shall be or include the word “CML”).  As promptly as commercially reasonably practical after the Closing Date, Buyer shall cause RH and its Subsidiaries to remove or cover the name “CML” from all Acquired Centers, equipment, signs, advertising materials, telephone listings, Internet sites, labels, stationery or office forms of RH and its Subsidiaries.  Thereafter, Buyer shall neither use nor permit RH or any of its Subsidiaries to use the name “CML” in connection with the businesses of RH and its Subsidiaries or otherwise.  Seller and Buyer agree that the name “CML” is a valuable asset of Seller and its Affiliates that has a special, unique and extraordinary character, and any misuse of the name “CML” in violation of this Agreement may cause Seller and its Affiliates irreparable harm for which it would have no adequate remedy at law; therefore, Seller shall be entitled to seek injunctive and other equitable relief to prevent any misuse or threatened misuse of the name “CML”.

 5.9 Transition Period.

(a) During the Buyer Transition Period, Seller agrees to provide, or cause to be provided by its Affiliates or agents, to Buyer, RH and its Subsidiaries the services identified on Exhibit 5.9(a) attached hereto (the “Seller Services”) in a manner substantially consistent with the provision of those Seller Services by Seller to RH and its Subsidiaries prior to the Closing Date.

(b) During the Seller Transition Period, Buyer agrees to provide, or cause to be provided by its Affiliates or agents, to Seller the services identified on Exhibit 5.9(b) attached hereto (the “Buyer Services,” and together with the Seller Services, the “Services”) in a manner substantially consistent with the provision of those Buyer Services by RH and its Subsidiaries to Seller prior to the Closing Date.  For purposes of this Section 5.9, the applicable provider of Services shall be referred to as the “Service Provider” and the applicable recipient of Services shall be referred to as the “Service Recipient”.

(c) Following the Closing, except to the extent necessary for Seller to provide the Seller Services, Buyer, RH and its Subsidiaries shall no longer have access, either directly or via remote access, to the servers (including email and data servers), networks (including Virtual Private Networks), systems, hardware and software (collectively, “IT Systems”) of Seller; provided, however, that Seller shall use commercially reasonable efforts to, with respect to any employees of RH and its Subsidiaries that are on Seller’s email server as of the date hereof, transfer such employees to an email server hosted by Buyer, RH or any of its Subsidiaries as soon as reasonably practicable following the Closing. Buyer, and RH and its Subsidiaries shall abide by the information security policies and procedures of Seller governing such IT Systems of which Buyer has been notified.  Seller shall have the right to review and monitor Buyer’s and RH’s and its Subsidiaries’ compliance with the foregoing policies and procedures and Buyer, RH and its Subsidiaries shall provide Seller with reasonable access to its employees, consultants and IT Systems in furtherance thereof.  In addition, during the Buyer Transition Period, Buyer shall limit access to Seller’s RIS/PACS system to those employees of Buyer, RH and RH’s Subsidiaries that have a need to access such system in connection with the Seller Services and the continued operation of the business of RH and its Subsidiaries in the Ordinary Course of Business, including for the purpose of accomplishing the data migration contemplated as part of the Seller Services, in which case such employees shall only be permitted access for the sole purpose of accomplishing the Seller Service applicable to such employees.

(d) During the applicable Transition Period, with respect to each Service, in the event that the Service Recipient requests the Service Provider to (i) make any change to a Service which would cause such Service to no longer be provided in substantially the manner and to the extent that it was provided by the Service Provider prior to the Closing Date or (ii) provide any service that does not constitute a Service, regardless of whether such service was provided by the Service Provider or any of its Affiliates (other than RH or any of its Subsidiaries) prior to the Closing Date, the Service Provider shall provide such service if and only if the Service Provider and the Service Recipient mutually agree, bargaining in good faith, to the terms and conditions (including price) on which the Service Provider would make such change or provide such service.

(e) At any time during the Buyer Transition Period, Buyer may terminate any particular Seller Service received hereunder in its entirety, or any Seller Service received hereunder solely as it relates to any particular Acquired Center, in each case with fourteen (14) days’ prior notice, without affecting the remaining Seller Services, in their entirety or with respect to any particular Acquired Centers, not so terminated.  At any time during the Seller Transition Period, Seller may terminate any particular Buyer Service received hereunder with fourteen (14) days’ prior notice without affecting the remaining Buyer Services not so terminated.  Buyer and Seller shall each use commercially reasonable efforts in connection with the provision and use of Buyer Services and Seller Services to ensure that the Buyer Transition Period and Seller Transition Period are each terminated as soon as reasonably practicable following the Closing Date.  At the conclusion of the Buyer Transition Period, or earlier if so terminated, Buyer shall, and shall cause RH and its Subsidiaries to, cooperate with Seller to permit the physical transfer to Seller of Seller’s equipment set forth on Exhibit 5.9(e), which shall include providing Seller reasonable access to the locations where such equipment is held to permit Seller to remove such equipment.

(f) The Parties shall cooperate so that the Services will be delivered in a manner substantially consistent in respect of quality, care, cost and scope with the provision of such Services in the past, unless otherwise noted in Exhibit 5.9.  The Service Recipient shall make available on a timely basis to the Service Provider all information and materials reasonably requested by the Service Provider to enable it to provide the Services.

(g) Nothing in connection with the performance of the Services rendered by the Service Provider pursuant to the terms of this Section 5.9 shall create in the Service Recipient or cause the Service Recipient to have any legal claim or right or cause of action against the Service Provider, whether arising out of the Service Provider’s performance of the Services or otherwise, except in the case of the Service Provider’s gross negligence or willful misconduct in the performance by the Service Provider of the Service Provider’s obligations under the terms of this Section 5.9.  Notwithstanding anything to the contrary in this Agreement, (i) in no event shall the Service Provider be responsible for any network outages or system downtime with respect to the Services performed by the Service Provider pursuant to this Section 5.9, and (ii) the Service Recipient shall in no event be entitled to recover any amount from the Service Provider in connection with any claim or cause of action arising out of the Service Provider’s performance of the Services in excess of One Million Dollars ($1,000,000).

(h) The Service Provider shall be excused for any failure to provide the Services to the extent that such failure to provide the Services is directly or indirectly caused by any Force Majeure or any third party provider.  In any such event, with respect to the Services so suspended or delayed, the Service Recipient’s obligations hereunder, including obligations to pay for any Service so suspended or delayed, shall be postponed for such time as the Service Provider’s performance is suspended or delayed on account thereof.  The Service Provider will notify the Service Recipient promptly, either orally (followed by written notice) or in writing, upon learning of the occurrence of any such Force Majeure event or third party provider service failure.

(i) Seller shall have no direct obligation to Buyer with respect to any service levels relating to Buyer’s, and RH’s and its Subsidiaries’, use of Seller’s RIS/PACS system as contemplated by Exhibit 5.9(a).  Seller shall use commercially reasonable efforts to pass-through to Buyer any service levels agreed to by third party service providers in service level agreements with Seller relating to Seller’s RIS/PACS system.  If Seller receives any monetary damages or other compensation resulting from the breach by any third party provider of any such service level agreements in Seller’s contract with such provider, Seller shall pass-through to Buyer any amounts received that relate to Buyer’s use of Seller’s RIS/PACS system at the Acquired Centers.

(j) Buyer agrees that it shall, and it shall cause RH and its Subsidiaries to (i) permit only those of its employees or contractors, or radiologist or radiologist group providing professional services at the Acquired Centers to have access to Seller’s health care information technology systems, including clinical systems (“Seller’s IT Systems”), who require such access in connection with the day-to-day business and operations of the Acquired Centers (and for no other reason), and (ii) not, and shall cause its employees and contractors, and any radiologist or radiologist group providing professional services at the Acquired Centers not to, access information through the Seller’s IT Systems relating to any other diagnostic imaging centers not owned or operated by RH or any of its Subsidiaries.

(k) Buyer shall cooperate with Seller and take such actions as Seller may reasonably request to facilitate, (i) the removal of the Acquired Centers from Seller’s contract with McKesson, or (ii) the early termination of such contract with respect to the Acquired Centers.  If Seller is successful in removing the Acquired Centers from the contract, or obtains early termination of such contract with respect to the Acquired Centers, any monetary or other benefits resulting from such removal or early termination shall be for the account of Seller, and Seller shall have no liability to Buyer with respect thereto.

(l) RIS/PACS System; Patient Images.

(i) This Section 5.9(l) sets forth additional terms and conditions applicable to the Seller Services relating to Buyer’s use of the RIS/PACS system located at the Acquired Sites (“Seller’s RIS/PACS System”) described as Service Item 1 in Exhibit 5.9(a) (the “RIS/PACS Services”).

(ii) Buyer shall deliver to Seller as soon as practicable following the date hereof a migration plan, setting forth the steps and associated timing to accomplish the transfer to Buyer of digital copies of diagnostic images and other data relating to patients who received professional services at the Acquired Centers prior to the Closing Date, to the extent the Parties are legally and contractually permitted to do so (the “Images”), which migration plan shall be subject to Seller’s review and input.  Seller and Buyer shall cooperate with each other to implement the migration plan agreed between the Parties.  Without limiting the generality of the foregoing, Seller and Buyer shall take such measures that may be reasonably necessary or advisable to minimize any disruption to production systems, including temporarily suspending the migration while the migration plan can be appropriately modified.  In no event shall Seller have any obligation to digitize any diagnostic images or other data that is not already in digital form.

(iii) Buyer shall be responsible for all costs relating to the migration of data from Seller’s RIS/PACS System to Buyer’s RIS/PACS system, including costs charged by any third party vendor.  Seller and Buyer shall cooperate with each other to minimize any additional costs to be paid to McKesson in connection with the migration; provided, however, that in any event Buyer shall be solely responsible for paying any such additional costs, including any additional or supplemental license fees, as well any costs incurred in connection with the transfer of the Images to Buyer.  Buyer shall also be responsible for any costs related to the transfer of operations off of Seller’s RIS/PACS System to Buyer’s RIS/PACS system at such time as the RIS/PACS Services are completed or otherwise terminated.

(iv) Buyer and Seller acknowledge that all users of Seller’s RIS/PACS System may have the ability to access images and information relating to patients who receive professional services at the Acquired Centers prior to and following the Closing as well as patients who receive professional services at the JH Sites.  Buyer agrees that it shall (A) permit only those of its employees or contractors, or radiologist or radiologist group providing professional services at the Acquired Centers to have access to Seller’s RIS/PACS System who require such access in connection with the day-to-day business and operations of the Acquired Centers (and for no other reason), (B) cause each such employee or contractor, and each such radiologist or radiologist group to have access to Seller’s RIS/PACS System only as “end-users” (and not as an “administrator”) and to view data using only the “user” screen component of Seller’s RIS/PACS System, and (C) cause each such employee or contractor, and each such radiologist or radiologist group to access on Seller’s RIS/PACS System only information relating to patients who receive professional services at the Acquired Centers following the Closing.

 5.10 Confidentiality; Public Announcement. Each of Buyer and Seller acknowledges that the information provided or to be provided to it, its Affiliates or representatives in connection with the transactions contemplated hereby is subject to the terms of the Reciprocal Confidentiality Agreement, dated as of June 15, 2011, by and between Parent and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to RH and its Subsidiaries; provided, however, that Buyer acknowledges that any and all other information provided by Seller or Seller’s representatives concerning Seller, including confidential information and other proprietary materials provided to Buyer, or to which Buyer otherwise has access, in connection with the provision of the Seller Services, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.  Notwithstanding the foregoing, the Parties may issue a joint public announcement in connection with the execution of this Agreement and the consummation of the Transaction; provided that before making any such public announcement, the Parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the Parties hereto or use good faith efforts to obtain the other Party’s approval of the text of any public announcement to be made solely on behalf of such Party.  Further, except to the extent required to comply with the provisions of this Agreement, no Party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby other than with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Prior to the issuance of such statements by either Party, such Party will also consult with the other Party regarding the content of such announcement and obtain the other Party’s reasonable approval of any related and proposed press release.  Notwithstanding the foregoing, either Party may issue any public statement or announcement if such Party is of the good faith opinion that such statement or announcement is required by Law, or the rules of any stock exchange on which such Party’s securities are traded.

 5.11 Johns Hopkins Sites.  Pursuant to that certain Asset Purchase Agreement (the “Hopkins APA”), dated as of November 4, 2011, by and between The Johns Hopkins Health System Corporation (“Hopkins”) and ARS, ARS has agreed to sell to Hopkins certain assets relating to the JH Sites.  The assets of ARS relating to the JH Sites are assets of ARS, and shall remain assets of ARS following the Closing until the consummation of the transactions contemplated by the Hopkins APA (the “Hopkins Transaction”), and that the assets of ARS relating to the JH Sites have not been included in the determination of the Purchase Price to be paid by Buyer to Seller pursuant to Section 1.2.  Accordingly, the purchase price to be paid by Hopkins upon consummation of the Hopkins Transaction shall be paid to Seller, and Buyer shall have no rights with respect to such purchase price. In furtherance of the foregoing, Buyer and Seller hereby agree as follows in connection with the Hopkins APA and the Hopkins Transaction:

(a) For the period following the Closing Date, until such time as either the Hopkins Transaction is consummated or the Hopkins APA is terminated in accordance with its terms (the “Interim Hopkins Period”), Buyer shall, and shall cause RH and its Subsidiaries to, conduct and manage the business and operations of the JH Sites in the Ordinary Course of Business and, without the prior written Consent of Seller (which Consent shall not be unreasonably withheld, conditioned or delayed), with respect to the JH Sites, Buyer shall not, and shall not permit any of its Affiliates, RH or RH’s Subsidiaries to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  As a management fee in exchange therefor, except as otherwise provided in this Section 5.11, Buyer shall retain all working capital related to the JH Sites, subject to the terms and conditions of the Hopkins APA, and shall retain all net cash flows generated by the operation of the JH Sites during the Interim Hopkins Period

(b) Buyer shall, and shall direct ARS to, comply with all of the terms, conditions covenants and agreements contained in the Hopkins APA.

(c) Buyer shall, and shall direct ARS to, use commercially reasonable efforts to consummate the transactions contemplated by the Hopkins APA and shall take all actions, at Seller’s cost and expense, reasonably requested by Seller in connection therewith.

(d) Buyer shall not, and shall not permit RH or its Subsidiaries to, take, or fail to take, any action that is reasonable likely to impede, prohibit or delay the consummation of the Hopkins Transaction.

(e) All decisions to be made related to the negotiation of the Hopkins APA and the consummation of the Hopkins Transaction shall be made by Seller on behalf of ARS, and Buyer agrees that it shall have no right to make any such decisions without Seller’s prior written consent.  In furtherance of the foregoing, Seller may act in ARS’ name with counsel of Seller’s choosing.  Without limiting the generality of the foregoing, Buyer shall not, and shall not permit RH or its Subsidiaries to, amend or waive any term, condition or provision of the Hopkins APA, or terminate the Hopkins APA, without Seller’s prior written Consent.  Buyer shall not have any discussions with Hopkins with respect to the Hopkins APA without Seller’s participation or prior written consent.

(f) Seller shall provide an invoice to Buyer no later than two Business Days following the month to which the invoice relates, setting forth the amount owing to Seller with respect to Services (as defined in the Hopkins APA) provided by Seller pursuant to the Hopkins APA during the relevant month (the “Seller Charges”).  Buyer shall include the invoiced Seller Charges in the invoice that Buyer delivers to Hopkins for Services (as defined in the Hopkins APA) provided by ARS during the relevant month, and shall direct Hopkins to pay directly to Seller the amount of the Seller Charges to an account designated by Seller.  If Buyer or ARS receives any amounts from Hopkins in respect of any Seller Charges, Buyer or ARS shall promptly, but in no event later than five Business Days following receipt by Buyer or ARS of such amounts, pay such amounts to Seller.

(g) Seller shall reimburse Buyer to the extent that ARS is obligated under the Hopkins APA to pay, and pays, any (i) Contract Fees (as defined in the Hopkins APA), and (ii) severance costs with respect to the Excluded Back Office Employees (as defined in the Hopkins APA).

(h) Buyer shall direct Hopkins to pay directly to Seller, to an account designated by Seller, the Purchase Price (as defined in the Hopkins APA) less the amount of Prepaid Expenses (as defined in the Hopkins APA) contemplated by the Hopkins APA, less the amount of estimated Taxes (the “Estimated Taxes”) payable by Buyer or ARS as a result of the receipt of the Hopkins Amount mutually agreed to by Seller and Buyer, which estimated Taxes shall be computed after deducting the maximum net operating losses of RH and its Subsidiaries (such amount paid by Hopkins, the “Hopkins Amount”).  If Buyer or ARS receives any portion of the Hopkins Amount, Buyer or ARS shall promptly, but in no event later than five Business Days following receipt by Buyer or ARS of such amounts, pay such amounts to Seller.  For the avoidance of doubt, all amounts paid to, or by, ARS under the Hopkins APA with respect to the Prepaid Expenses shall be for Buyer’s account.  Within five Business Days following payment by Buyer or ARS of Taxes related to the receipt of the Hopkins Amount, which Taxes shall be computed after deducting the maximum net operating losses of RH and its Subsidiaries (the “Actual Taxes”), Buyer shall provide notice to Seller of the amount of Actual Taxes (the “Tax Notice”).  To the extent the Actual Taxes exceed the Estimated Taxes, Seller shall pay to Buyer the amount of such excess within five Business Days following receipt by Seller of the Tax Notice.   To the extent the Actual Taxes are less than the Estimated Taxes, Buyer shall pay to Seller the amount of such shortfall within five Business Days following payment of the Actual Taxes.

(i) If (A) the Hopkins APA is terminated in accordance with its terms, or (B) the Hopkins Transaction is not consummated by April 2, 2012, Buyer shall:

(i) to the extent legally and contractually permissible, afford Seller the opportunity to, and cooperate with Seller in its efforts to, diligently pursue, all remedies available to ARS under the Hopkins APA with respect to any breach thereof by Hopkins, with all recoveries resulting from the pursuit of such remedies being for the account and benefit of Seller; and

(ii) pay, no later than five Business Days following the effective date of the termination of the Hopkins APA or April 2, 2012, as applicable, as consideration for the retention by ARS of the assets relating to the JH Sites, an amount to Seller equal to Five Million Dollars ($5,000,000), less any amounts paid to Seller pursuant to Section 5.11(i)(i) in excess of Three Million Five Hundred Thousand Dollars ($3,500,000).  The amount required to be paid by this Section 5.11(i)(ii) shall be paid 40% in cash in immediately available funds and 60% in the form of a fully amortizing, unsecured note issued by Buyer to Seller on the same terms and conditions as the Seller Note, except the term of such note shall be three years and it shall become automatically due and payable following any subsequent sale by Buyer of substantially all of the assets relating to the JH Sites.

(j) If Buyer shall have paid Seller the amount (in the form of cash and a note) required pursuant to Section 5.11(i)(ii), all McKesson workstations located at the JH Sites and owned by Seller shall be transferred and assigned to Buyer at no additional cost to Buyer such that following such transfer and assignment Buyer is the legal owner of such workstations.

(k) All amounts to be paid to Seller pursuant to this Section 5.11 shall be paid by wire transfer of immediately available funds to an account designated by Seller.

 5.12 Professional Liability Insurance.  Buyer shall obtain professional liability insurance that provides for at least One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) per annual aggregate of coverage for claims made against RH or its Subsidiaries with respect to events or occurrences which took place on or prior to the Closing. Buyer will provide Seller with a copy of the certificate evidencing such coverage.

 5.13 Litigation Support. So long as any Party is actively contesting or defending any Action in connection with (a) the Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, making available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefore under Article VIII); provided, however, that the contesting Party shall be obligated to reimburse the cooperating Party for all counsel fees and related out-of-pocket litigation support costs incurred.

 5.14 Release of Guarantees.  Buyer shall use commercially reasonable efforts to obtain the release of Seller, as soon as reasonably practicable following the Closing, from the guarantees set forth on Section 5.14 of the Seller Disclosure Schedule (the “Seller Guarantees”) with respect to certain contractual obligations of RH and its Subsidiaries, including without limitation providing a guarantee of Buyer with respect to such obligations in replacement of the Seller Guarantees.  If Buyer is unable to effect such a release with respect to the Seller Guarantees after using commercially reasonable efforts to do so, Buyer hereby agrees to indemnify Seller from any Damages arising from such Seller Guarantees.  Without limiting the foregoing, after the Closing Date, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by the Seller Guarantees without providing Seller with evidence satisfactory to Seller that the applicable Seller Guarantee has been released.

 5.15 Tenant Payments. Buyer shall use commercially reasonable efforts to collect (a) the tenant improvement allowance of $194,184 payable to American Radiology Services LLC (formerly American Radiology Services, Inc.) (“ARS”) pursuant to Section 12 of that certain Lease Agreement, dated as of March 7, 2011 by and between Highlandtown Development, LLC and ARS, and (b) the security deposit with respect to that certain Office Lease, dated May 14, 1997, by and between Hill Management Services, Inc. and ARS, as amended related to 1101 North Point Blvd., Baltimore, Maryland (collectively, the “Tenant Payments”), to the extent Seller has not already collected such payments or directed that such payments be made directly to Seller.  For purposes of this Section 5.15, “commercially reasonable efforts” of Buyer shall not require Buyer to resort to litigation to collect the Tenant Payments, but Buyer agrees that Seller may, if necessary, and acting in ARS’ name and with counsel of Seller’s choosing, pursue an Action to collect the Tenant Payments.  Within two Business Days following receipt of any Tenant Payments, Buyer shall, or shall cause ARS to, pay to Seller the Tenant Payments in cash by wire transfer in immediately available funds pursuant to the wire transfer instructions set forth in the Closing Consideration Statement.

 5.16 Fleet Street Construction.  Seller shall be responsible for the costs of, and shall pay any amounts arising under invoices with respect to, the tenant improvements completed prior to the Closing at the Fleet Street facility, located at 3700 Fleet Street, Baltimore, Maryland 21224.

 5.17 Closing Indebtedness.  If the Parties determine following the Closing that the amount of Closing Indebtedness as of the Closing Date was more or less than the amount of Closing Indebtedness set forth on Schedule A and included in the calculation of the Closing Consideration, then, as applicable, (a) Seller shall pay the amount of such excess to Buyer, or (b) Buyer shall pay the amount of such shortfall to Seller, in each case promptly following such determination.  In addition, Seller shall take such commercially reasonable actions as may be reasonably required following the Closing to obtain releases of U.C.C. Financing Statements on file as of the Closing Date with respect to material fixed assets owned by RH or any of its Subsidiaries, and Buyer shall cooperate in good faith with Seller with respect thereto.

 5.18 Seller Actions.  Subject to Sections 8.2(e) and (g) (but no other provisions of Article VIII), which shall be applicable in all respects to any claims for Damages arising under this Section 5.18, Seller shall indemnify, and hold harmless the Seller Indemnified Parties after the Closing Date from and pay any and all Damages resulting from, relating to, arising out of, or attributable to any Action set forth on Section 3.14 of the Seller Disclosure Schedule (the “Seller Actions”).  In connection therewith, Seller and Buyer agree as follows:

(a) Control of the Seller Actions

(i) On and after the Closing Date, Seller shall assume and control the defense of all Seller Actions at its sole expense and through counsel of its sole choice, and neither Buyer nor RH or any of its Subsidiaries shall have any right or obligation to participate in the defense of the Seller Actions, except as and only to the extent otherwise expressly provided herein.  In furtherance thereof, Buyer hereby grants Seller the irrevocable right and power to file, serve, and take other necessary or advisable actions with respect to, pleadings, filings, motions, briefs, subpoenas, praecipae, notices, correspondence and other applicable documents under, using or on behalf of RH or any of its Subsidiaries, as applicable, in the course of any Seller Action.  In the name of or on behalf of RH or any of its Subsidiaries, as applicable, Seller may, in its sole discretion, settle or compromise any Seller Action.

(ii) Buyer shall, and shall cause RH and its Subsidiaries to, cooperate with Seller in such defense and make available to Seller all witnesses, pertinent records, materials and information relating thereto in Buyer’s, RH’s and/or any of RH’s Subsidiaries’ control or possession as is reasonably required by Seller.  Buyer shall, and shall cause RH and its Subsidiaries to, promptly forward to Seller any correspondence, filings, pleadings or other documents or communications received by Buyer, RH or any of its Subsidiaries in the course of any Seller Action.

(iii) Buyer acknowledges and agrees that each of RH and its Subsidiaries has the exclusive and irrevocable right to select, hire, fire and replace counsel to represent RH and its Subsidiaries in any Seller Action and agrees to be represented by such counsel with respect to such Seller Action.  Buyer understands that counsel will represent RH, its Subsidiaries and Seller simultaneously in any such Seller Action and hereby waives any actual or potential conflicts that may or could arise solely as a result of this joint representation.  Notwithstanding any actual or potential conflicts that may exist or arise, Buyer agrees that, to the extent not prohibited under applicable rules of professional responsibility, each law firm/legal counsel currently representing RH and its Subsidiaries in connection with a Seller Action may represent Seller, RH and its Subsidiaries in the future as to those Seller Actions and any other Seller Actions arising from or related to similar facts and circumstances.

(iv) Seller shall promptly reimburse Buyer for all of its costs, charges and expenses as incurred in connection with assisting Seller pursuant to this Section 5.18(a).

(b) Control of the Privileges

(i) Assignment of the Privileges.  Buyer, RH and its Subsidiaries possess rights to assert or waive certain privileges with respect to attorney-client communications, attorney work product and other relevant privileges related to the Seller Actions (collectively, the “Privileges”).  Buyer hereby assigns to Seller the right to assert and waive any of the Privileges, but only in connection with a Seller Action, and only to the extent that Buyer, RH or any of its Subsidiaries would have the right to assert or waive such Privileges; provided, that Buyer and Seller acknowledge and agree that this assignment of the right to assert or waive any of the Privileges by Buyer in favor of Seller in connection with the Seller Actions is not, and shall not be construed as, an abandonment of any of the respective rights of Buyer, RH and its Subsidiaries in the Privileges.

(ii) No Waiver of Privileges.  Because Buyer and Seller believe that certain communications, data, reports, opinions, electronic mail and other documents and information that may be relevant to the Seller Actions (the “Data”) exchanged pursuant to the terms of this Agreement will remain confidential or privileged, Seller and Buyer agree that this Agreement does not constitute a waiver of the Privileges.  Seller and Buyer also agree that unauthorized disclosure of any Data does not constitute, nor shall it be deemed to constitute, any waiver of privilege concerning such Data and that neither Buyer nor Seller is authorized to waive any privilege held by the other.

(c) Access to Data

(i) At the request of Seller any time after the Closing Date, Buyer shall provide Seller or its representative(s) with timely access at the offices of RH and its Subsidiaries during normal business hours, upon reasonable notice, to all Data in the possession of RH and its Subsidiaries and shall permit Seller or its representative(s) (at Seller’s expense) to make copies of any Data in the possession of RH and its Subsidiaries in order to allow Seller to conduct any arbitration or other litigation arising out of or in connection with any Seller Action, to respond to subpoenas or requests for documents or for any other reason arising out of or in connection with any Seller Action.

(ii) Buyer hereby consents and agrees that Seller may retain copies or originals of any Data after the Closing Date that are in its possession prior to the Closing Date.

(d) Access to Relevant Employees

(i) At the request of Seller any time after the Closing Date, Buyer shall provide Seller or its representative(s) with timely access to any employee of RH or its Subsidiaries whom Seller reasonably believes to have knowledge of any Data or to be familiar with information relevant to any Seller Action in order to allow Buyer to conduct any arbitration or other litigation arising out of or in connection with any Seller Action, conduct interviews, question, depose or obtain the testimony of such employees on matters arising out of or in connection with any Seller Action or for any other reason arising out of or in connection with any Seller Action.

(ii) Buyer and Seller shall cooperate with respect to scheduling and other matters so as to minimize the interference with any such employee’s regular employment duties.

ARTICLE VI.
[Intentionally Omitted]

ARTICLE VII.
[Intentionally Omitted]

ARTICLE VIII.
INDEMNIFICATION

 8.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing as follows:

(a) the Fundamental Representations and their related schedules and any certificate related to such representations and warranties shall survive indefinitely or, if sooner, sixty (60) days after the date as of which the applicable statutes of limitations with respect to such matters expire (after giving effect to any extensions or waivers thereof); and

(b) all other representations and warranties contained in this Agreement and their related schedules and any certificate related to such representations and warranties shall terminate and be of no further force or effect on the eighteen (18)-month anniversary of the Closing Date.

No Action may be made for indemnification hereunder for Breach of any representations or warranties after the expiration of the survival period applicable to such representation and warranty set forth above; provided that if Buyer or Seller, as applicable, delivers written notice to the other Party of an indemnification Action for a Breach of any representation or warranty (stating in reasonable detail the nature of, and factual and legal basis for, any such Action for indemnification) within the applicable time periods set forth above, such Action shall survive until resolved or judicially determined.

8.2	Limitations on Indemnification Liability.

(a) No Seller Indemnified Party shall have a right to indemnification under this Article VIII (i) unless and until, with respect to any individual Damage for which such party would otherwise be entitled to indemnification, such Damage exceeds $10,000 (the “De Minimus Amount”), and (ii) unless the aggregate amount of Damages (that each exceed the De Minimus Amount) for which such party would otherwise be entitled to indemnification exceeds, in the aggregate, Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Deductible”), and, in such event, such right of indemnification shall be only for Damages (that each exceed the De Minimus Amount) which, in the aggregate, are in excess of the Deductible.  The limitation set forth in clause (i) of this Section 8.2(a) shall not apply to Damages due to (x) any Breaches of any post-closing covenants of Seller, (y) Seller’s fraud or knowing and intentional concealment in connection with this Agreement, and (z) indemnification claims arising under Section 8.3(d).  The limitation set forth in clause (ii) of this Section 8.2(a) shall not apply to Damages due to (w) any Breaches of the Seller Fundamental Representations, (x) any Breaches of any post-closing covenants of Seller, (y) Seller’s fraud or knowing and intentional concealment in connection with this Agreement, and (z) indemnification claims arising under Section 8.3(d) (collectively, the “Exceptions”).

(b) Notwithstanding anything herein to the contrary, (i) the liability of Seller pursuant to claims asserted under this Agreement for Breaches of any representations and warranties contained in this Agreement other than the Seller Fundamental Representations shall not exceed, in the aggregate, Five Million Three Hundred Thousand Dollars ($5,300,000) (the “Cap”), and (ii) the liability of Seller pursuant to claims asserted under this Agreement for Breaches of the Seller Fundamental Representations shall not exceed, in the aggregate, the Closing Consideration actually received by Seller.  In addition, Seller’s maximum indemnification obligation under clauses (i) and (ii) of the preceding sentence shall not exceed, in the aggregate, the Closing Consideration actually received by Seller.  Notwithstanding anything to the contrary in this Section 8.2(b), the limitations set forth in this Section 8.2(b) shall not apply to Damages due to Seller’s fraud or knowing and intentional concealment in connection with this Agreement or any indemnification claims arising under Section 8.3(d). In the event Buyer shall have paid Seller the amounts required pursuant to Section 5.11(i)(ii), the Cap shall be increased to Six Million Dollars ($6,000,000) and the Deductible shall be increased to Four Hundred Twenty Thousand Dollars ($420,000).

(c) Seller’s indemnity obligations shall terminate and be of no further force or effect on the eighteen (18) month anniversary of the Closing Date except that the limitations set forth in this Section 8.2(c) shall not apply to Damages due to any of the Exceptions.  Seller’s indemnity obligations with respect to the Seller Fundamental Representations shall terminate and be of no further force or effect upon the expiration of the survival of such representations as provided in Section 8.1(a).

(d) The rights of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, to indemnification under this Article VIII shall constitute the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, from and after the Closing for any Breach of any provision of this Agreement; provided that nothing herein shall prevent Buyer and Seller, as the case may be, from seeking the remedies provided pursuant to Section 9.5, and (ii) no Actions may be asserted nor any Actions commenced for indemnification by any Buyer Indemnified Parties and Seller Indemnified Parties, as the case may be, under Article VIII, unless written notice describing in reasonable detail the facts and circumstances with respect to the subject matter of such Action is received by the Indemnitor on or prior to the date on which the representation, warranty or covenant on which such Action is based ceases to survive as set forth in Section 8.1.

(e) Each Indemnified Party shall maintain such insurance coverage with respect to its business as is customary for an entity of the size and nature of such Indemnified Party.  Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article VIII to use commercially reasonable efforts to obtain any insurance proceeds available, and indemnification payments payable to such Indemnified Party by any third party, with regard to the applicable claims.  Any amounts which an Indemnified Party may be entitled to recover pursuant to this Article VIII shall be reduced on a dollar-for-dollar basis (but net of Taxes), by and to the extent, that an Indemnified Party shall actually receive proceeds under insurance policies, indemnification arrangements, risk sharing pools, or similar arrangements or actually realizes a Tax benefit as a result of the subject matter of an indemnification Action by such Indemnified Party; provided, however, that in the event that any insurance proceeds or other recovery is actually received by any Indemnified Party with respect to any Damages after any such Person has been paid in full by the Indemnitor with respect to such Damages hereunder, such Indemnified Party shall promptly pay to such Indemnitor an amount equal to the amount of such insurance proceeds or recovery.

(f) Buyer shall have no Action under this Article VIII to the extent arising from actions taken or not taken by Buyer or RH, or any event or occurrence occurring, after the Closing.

(g) Each of the Parties hereunder shall be obligated in connection with any Action for indemnification under this Article VIII to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.  The Indemnitor shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to make commercially reasonable efforts to mitigate Damages before such Damages actually are incurred by the Indemnified Party.

(h) Buyer shall not, and shall cause its Affiliates to not implead, or cause to be impleaded, Seller or any of Seller’s Affiliates in any Action arising from owning or operating RH or its Subsidiaries prior to the Closing so long as Seller complies with its indemnification obligations hereunder.

(i) No Party shall be entitled to indemnification for any breach or inaccuracy of any representation or warranty, including any claims based upon fraud, if such Party knew of the breach or inaccuracy at or before Closing.

(j) Notwithstanding anything to the contrary herein, Seller’s maximum indemnification obligation under this Article VIII with respect to any individual Damage incurred by any Joint Venture shall for all purposes be limited to the amount of such Damage for which RH or its Subsidiaries is Liable.

 8.3 Indemnification Provisions for Benefit of Buyer. Subject to Section 5.9(g), Section 8.1 and Section 8.2, Seller, as of the Closing Date, shall indemnify, and hold harmless the Seller Indemnified Parties after the Closing Date from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any one of the following:

(a) Any Breach by Seller of any representation or warranty of Seller made in this Agreement giving effect to any supplements to the Seller Disclosure Schedule.

(b) Any Breach by Seller of any agreement, covenant or obligation of Seller in this Agreement.

(c) The provision of the Buyer Services, except to the extent such Damage arises out of the negligence or willful misconduct of Buyer.

(d) ARS’ indemnification obligations arising under the Hopkins APA, except to the extent such indemnification obligations result from a breach by Buyer of Section 5.11 hereof.

 8.4 Indemnification Provisions for Benefit of Seller. Subject to Section 5.9(g), Section 8.1 and Section 8.2, Buyer, as of the Closing Date, shall indemnify and hold the Buyer Indemnified Parties harmless after the Closing Date from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a) Any Breach by Buyer of any representation or warranty of Buyer made in this Agreement.

(b) Any Breach by Buyer of any agreement, covenant or obligation of any Buyer made in this Agreement.

(c) Any event arising from the operation and ownership of, or conditions occurring with respect to, RH or its Subsidiaries on or subsequent to the Closing Date.

(d) The provision of the Seller Services, except to the extent such Damage arises out of the negligence or willful misconduct of Seller.

(e) ARS’ indemnification obligations arising under the Hopkins APA that result from a breach by Buyer of Section 5.11 hereof.

8.5	Procedures for Third Party Indemnification Claims.

(a) If any third party notifies any Indemnified Party with respect to the commencement of any Action that may give rise to a claim for indemnification against any Indemnitor under this Article VIII (a “Third Party Indemnification Claim”), then the Indemnified Party shall give notice to the Indemnitor of the Third Party Indemnification Claim promptly in writing after receiving written notice of such Third Party Indemnification Claim, describing the Action, the amount thereof (if known and quantifiable) and the basis thereof; provided that failure to notify the Indemnitor shall not relieve or limit the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the failure to give prompt notice shall have caused Damages for which the indemnification rights exist to be greater than such Damages would have been had the Indemnified Party given prompt notice hereunder and defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

(b) An Indemnitor shall be entitled to participate in the defense of such Third Party Indemnification Claim at the Indemnitor’s expense.  Notwithstanding the foregoing, an Indemnitor, at its option, shall be entitled to assume the defense of a Third Party Indemnification Claim if (i) within fifteen (15) days following the receipt of notice of the Third Party Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Third Party Indemnification Claim, and (ii) the Indemnitor continuously conducts the defense of the Third Party Indemnification Claim actively and diligently.  If the Indemnitor assumes the defense of any Third Party Indemnification Claim, such assumption shall not prejudice the Indemnitor’s right to thereafter contest the Indemnified Party’s right to indemnification for the Actions asserted therein.

(c) So long as the Indemnitor is conducting the defense of the Third Party Indemnification Claim in accordance with Section 8.5(b), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Indemnification Claim.

(d) The Indemnified Party shall not settle or compromise any Action by a third party for which the Indemnified Party is entitled to indemnification under this Agreement without the prior written Consent of the Indemnitor.  If the Indemnitor shall control the defense of any such Third Party Indemnification Claim, the Indemnitor shall obtain the prior written Consent of the Indemnified Party (which Consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of an Action or ceasing to defend such Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such Action, without prejudice.  The Indemnified Party will not Consent to the entry of any Order with respect to any Action without the prior written Consent of the Indemnitor (which Consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnitor will not Consent to the entry of any Order with respect to the Third Party Indemnification Claim without the prior written Consent of the Indemnified Party (which Consent shall not be unreasonably withheld, conditioned or delayed).

(e) If the Indemnified Party incurs direct Damages, other than as a result of a Third Party Indemnification Claim, the Indemnified Party shall promptly provide the Indemnitor written notice of such direct Damages, and in any event within the time limits of the indemnity set forth in Section 8.1.  The notice shall describe the indemnification Action in reasonable detail, including the amount of such Damages (estimated if appropriate) that have been or may be sustained by the Indemnified Party; provided that the failure to promptly notify the Indemnitor shall not relieve or limit the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the failure to give prompt notice shall have caused Damages for which the indemnification rights exist to be greater than such Damages would have been had the Indemnified Party given prompt notice hereunder and defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.  If the Indemnitor does not agree to the amount of Damages claimed by the Indemnified Party and the Parties are not able to resolve such matter, then the Indemnified Party may institute proceedings in New York City, New York in a court of competent jurisdiction (in accordance with Section 9.6) to resolve any such dispute, and the Parties shall seek to resolve such dispute in as expeditious a manner as practicable.

8.6	Additional Indemnification Provisions.

(a) All payments for indemnifiable Damages made pursuant to this Article VIII shall be treated as adjustments to the Purchase Price.  If Seller has an obligation to provide indemnification pursuant to the terms and conditions, and subject to the limitations, contained in this Article VIII, then Buyer may take any action or exercise any remedy available to it against Seller by appropriate legal proceedings to collect such indemnifiable Damages.

(b) Each Indemnitor shall pay the indemnification amount claimed by the Indemnified Party in immediately available funds promptly within ten (10) days after the Indemnified Party provides the Indemnitor with written notice of an Action hereunder unless the Indemnitor in good faith disputes such Action.  If the Indemnitor disputes such Action in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnified Party in immediately available funds within ten (10) days of such dispute being finally resolved and in the event the Indemnitor fails to pay the Indemnified Party the amount of such indemnification Action within such ten (10) day period, the Indemnitor shall pay the Indemnified Party interest on the amount of such indemnification Action at an annual rate of six percent (6%) from the date of the final resolution of such indemnification Action until the indemnification Action is paid in full.

(c) Subject to the limitations set forth in this Article VIII, if any Indemnitor fails to comply with its obligations to make cash payments to an Indemnified Party in an aggregate amount sufficient to reimburse the Indemnified Party for all Damages resulting from an indemnified Action, the Indemnified Party may pursue any and all rights and remedies against the Indemnitor available in law or in equity.

ARTICLE IX.
MISCELLANEOUS

 9.1 Entire Agreement. This Agreement and the Transaction Documents together with the Exhibits and Schedules and the certificates, documents, instruments and writings that are delivered in connection herewith and therewith, constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and thereof and supersede all prior agreements, covenants, representations, warranties, communications and understandings, oral or written, express or implied, by or among the Parties to the extent they relate in any way to the subject matter hereof and thereof, including, that certain Letter of Intent, dated July 22, 2011, by and between Seller and Buyer.  There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the Transaction, other than those expressly set forth or referred to in this Agreement and the Transaction Documents.  Except as expressly contemplated by Article VIII, there are no third party beneficiaries having rights under or with respect to this Agreement.

 9.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.  If the assets of Seller or Buyer are assigned, conveyed, allocated or otherwise transferred, including, by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving Person or Persons will automatically become bound by and subject to the provisions of this Agreement, and Seller or Buyer, as the case may be, will cause the receiving Person or Persons to expressly assume its obligations hereunder.

 9.3 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party hereto; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates and (b) designate one (1) or more of its Affiliates to perform its obligations hereunder; provided that in any or all of such cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

 9.4 Notices. All notices, requests, demands, Actions and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service, or the date on which delivery is declined or rejected to the intended recipient as set forth below:

If to Buyer:

           Radnet Management, Inc.
           1510 Cotner Ave.
           Los Angeles, CA 90025
           Attn.:  Dr. Howard Berger M.D.
           Tel.:   310-445-2840
           Fax:   310-445-2980

If to Seller:

CML Healthcare Inc.
60 Courtneypark Drive West, Unit #1
Mississauga, Ontario L5W 0B3
Canada
Attn.:  Tom Weber, Executive Vice President and Chief Financial Officer
         Tel.:   905-565-0043 ext. 3204
Fax:   905-565-2844

With a copy (which shall not constitute notice) to:

Arnold & Porter LLP
555 12th Street NW
Washington, DC 20004
Attn: Steven Kaplan
Tel.: 202-942-5998
Fax: 202 942-5999

Any Party may change the address to which notices, requests, demands, Actions, and other communications hereunder are to be delivered by giving the other Parties written notice in the manner herein set forth.

 9.5 Specific Performance. Each Party acknowledges and agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions without the posting of any bond to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any State thereof having jurisdiction over the Parties and the matter, subject to Section 9.6, in addition to any other remedy to which they may be entitled, at Law or in equity.

 9.6  Submission to Jurisdiction; No Jury Trial.

(a) Each Party submits to the jurisdiction of any New York state or federal court sitting in the City of New York, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court.  Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity.  Each Party waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b) EACH OF THE PARTIES HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THE PARTIES RELATING TO THE TRANSACTION.  The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transaction, including, Contract claims, tort claims, Breach of duty claims and all other common Law and statutory claims.  The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.  Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.  In the event of an Action, this Agreement may be filed as a written Consent to trial by a court.

 9.7 Time. Time is of the essence in the performance of this Agreement.

 9.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original but all of which together will constitute one (1) and the same instrument.  Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

 9.9 Headings; References. The article, section and other headings and subheadings contained in this Agreement and the Schedules and Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Schedule or Exhibit hereto.

 9.10 Governing Law. This Agreement and the validity, construction, effect and performance of the Transaction and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of Law principles.

 9.11 Amendments; Waivers; and Consents. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller.  Any failure of any Party hereto to comply with any representation, warranty, covenant, agreement or condition herein may be waived in writing by the other Party hereto, but a waiver or failure to insist upon strict compliance by any Party of any default, misrepresentation, or Breach of a representation, warranty, agreement, covenant or condition hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of a representation, warranty, agreement, covenant or condition hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Whenever this Agreement requires or permits Consent by or on behalf of any Party hereto, such Consent shall be given in writing to be effective.

 9.12 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

 9.13 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction Documents, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.  Seller agrees that RH has not borne or will not bear any costs and expenses (including any legal fees and expenses of Seller) in connection with this Agreement or any of the Transaction Documents.

 9.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all Laws promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” (or any other tense or variation of the word “include”) will be deemed to be followed by “without limitation.”  Any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, unless the context otherwise requires.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.  Unless otherwise provided, all references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.

 9.15 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are incorporated in and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules.  Each exception to any representation or warranty disclosed on one (1) schedule of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, shall constitute an exception to all other applicable representations or warranties made in this Agreement requiring disclosure of such exception.  The Schedules are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of any Party except as and to the extent provided in this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed, are or are not material, or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a schedule is or is not required to be disclosed (including whether such amounts are required to be disclosed as material), material or in the Ordinary Course of Business for the purposes of this Agreement. The information contained in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of Law or Breach of any agreement.

 9.16 Financing Sources.  Seller acknowledges and agrees on behalf of itself and its Affiliates that neither it nor such Affiliates shall have any rights or claims against any Financing Source in connection with this Agreement or any of the documents related hereto, whether at law or in equity, in contract, in tort or otherwise. “Financing Source” shall mean any arranger, agent or lender (including Barclays Bank PLC and its affiliates) proposing to provide financing to Buyer in connection with the transactions contemplated by this Agreement and each of their respective officers, directors, employees, affiliates, successors and assigns.

 9.17 No Additional Representations; Disclaimer of Warranties; Non-Recourse.

(a) Buyer acknowledges that it and its representatives have been permitted access pursuant to the Intralinks data site to the books and records, Tax Returns, contracts, insurance policies (or summaries thereof) and by visit to the facilities, equipment and other properties and assets of RH and its Subsidiaries based upon which it and its representatives have made its decision to enter into this Agreement, and that it and its representatives have had a full opportunity to meet with the officers and employees of RH and its Subsidiaries to discuss the business of RH and its Subsidiaries.  Buyer acknowledges that (i) none of Seller, RH or any of its Subsidiaries or any other Person has made any representation or warranty, expressed or implied, as to RH or any of its Subsidiaries or the accuracy or completeness of any information regarding RH or any of its Subsidiaries furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement, and (ii) Buyer has not relied on any representation or warranty from Seller, RH or any of its Subsidiaries or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement.

(b) EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER IS SELLING THE RH EQUITY INTERESTS (AND THE BUSINESS AND ASSETS OF RH AND ITS SUBSIDIARIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED.  SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.  The representations and warranties are included in this Agreement as a matter of risk allocation only and the inaccuracy or breach of any representation and warranty in no event shall be used as evidence of or be deemed to constitute bad faith, misconduct, misrepresentation or fraud by Seller; in order to prove fraud, all required elements of fraud must be proven by the party alleging fraud, not just the existence of any such inaccuracy or breach.

(c) No past, present or future director, officer, employee, incorporator, member, partner, stockholder (except as expressly provided in Article VIII and subject to the limitations set forth therein), Affiliate, agent, attorney or representative of RH or any of its Subsidiaries shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the sale and purchase of the RH Equity Interests, including, without limitation, any alleged non-disclosure or misrepresentations made by RH or any of its Affiliates.

(d) The provisions of this Section 9.17, together with the remedies specified in Article VIII, were specifically bargained-for between Buyer and Seller and were taken into account by Buyer and Seller in agreeing to the amount of the Purchase Price, the adjustments thereto and the other terms and conditions hereof.  Buyer and Seller have specifically relied upon the provisions of this Section 9.17, together with the remedies specified in Article VIII, in agreeing to the Purchase Price, the adjustments thereto and the other terms and conditions hereof, including in agreeing to provide the specific representations and warranties set forth herein.

(e) Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

 9.18 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, Seller shall have the right, at its election, to retain Arnold & Porter llp to represent it in such matter, and Buyer, for itself and RH and its Subsidiaries and for its and such Persons’ respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of RH or any of its Subsidiaries.  Buyer, for itself and RH and its Subsidiaries, and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between or among RH, any of RH’s Subsidiaries, Seller and counsel, including Arnold & Porter llp made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any of RH or its Subsidiaries and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between Seller and such counsel and neither Buyer nor any Person purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to RH or its Subsidiaries and not Seller.

 9.19 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any Breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such Breach or default, or an acquiescence therein, or of or in any similar Breach or default thereafter occurring; nor shall any waiver of any single Breach or default be deemed a waiver of any other Breach or default theretofore or thereafter occurring.  Any waiver, Permit, Consent or approval of any kind or character on the part of any Party hereto of any Breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

 9.20 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties hereto.  Neither Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party.  Neither Party will have the power to control the activities and operations of the other, and the Parties’ status is, and at all times will continue to be, that of independent contractors with respect to each other.  Neither Party will have any power or authority to bind or commit the other.  Neither Party will hold itself out as having any authority or relationship in contravention of this Section 9.20.

9.21	Electronic Signatures.

(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transaction Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

(b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one (1) facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.  For purposes of this Agreement “originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

RADNET MANAGEMENT, INC. By: /s/ Howard G. Berger, M.D. Howard G. Berger, M.D., President CML HEALTHCARE INC. By: /s/ Authorized Signatory

[Signature Page to Stock Purchase Agreement]

PARENT GUARANTY

To induce Seller to enter into this Agreement, the undersigned sole stockholder of Buyer (the “Guarantor”) hereby unconditionally and irrevocably guarantees (the “Guaranty”), as a principal and not as a surety, to Seller and its successors and assigns all payment and performance obligations of Buyer arising hereunder and shall indemnify Seller for any costs and expenses (including attorneys’ fees and expenses) incurred by Seller in enforcing this Guaranty.  This Guaranty shall be a continuing guarantee and shall be a guarantee of payment and performance and not merely collection.  Suit may be brought or demand may be made against Buyer or Guarantor, or against any one or more of them, separately or together, without impairing the rights or remedies of Seller.  Seller shall not be required to make any demand upon Buyer, or to pursue or exhaust all of Seller’s rights or remedies against Buyer, prior to making any demand on or invoking any of Seller’s rights and remedies against the Guarantor.  Guarantor hereby agrees that neither Seller’s rights or remedies nor Guarantor’s obligations under the terms of this Guaranty shall be released, diminished, impaired, reduced or affected by any claim or defense that this Guaranty was made without consideration or is not supported by adequate consideration.  Seller may, at any time and from time to time, without the consent of, or notice to, Guarantor, and without discharging Guarantor from its obligation hereunder: (a) amend, modify, alter or supplement this Agreement; (b) exercise, or refrain from exercising, any rights against Buyer, Guarantor or any other person; and (c) take collateral to secure the payment and performance obligations of Buyer and Guarantor.  Guarantor agrees that Seller shall not be required to provide Buyer with any notice pursuant to this Guaranty and that no failure to give any such notice shall discharge or diminish the liability which Guarantor would have had under this Guaranty if such notice had been given.  This Guaranty is binding not only on Guarantor, but also on Guarantor’s heirs, successors and assigns.

RADNET, INC. By: /s/ Howard G. Berger, M.D. Howard G. Berger, M.D., President

[Signature Page to Stock Purchase Agreement]

APPENDIX A
TO
STOCK PURCHASE AGREEMENT
BY AND BETWEEN
RADNET MANAGEMENT, INC.
AND
CML HEALTHCARE INC.
_________

All references to Sections and Articles in this Appendix A shall be references to the Sections and Articles set forth in that certain Stock Purchase Agreement, dated November 7, 2011, by and between Buyer and Seller, to which this Appendix A is attached and into which it is incorporated.

DEFINITIONS:

“Acquired Center” or “Acquired Centers” shall have the meaning set forth in Section 3.5(c).

“Action” means any appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation proceeding or other similar dispute or event, whether civil, criminal, administrative or otherwise.

“Affiliate” or “Affiliated” with respect to any specified person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Agreement” shall have the meaning set forth in the Recitals.

“Applicable Date” shall mean (a) March 1, 2008, with respect to RH, its Subsidiaries and the physicians providing services to RH and its Subsidiaries other than the physicians providing services to RH and its Subsidiaries in the State of Rhode Island,  (the “Rhode Island Professionals”), and (b) December 17, 2009, with respect to the Rhode Island Professionals.

“ARS” shall have the meaning set forth in Section 5.15.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation.

“Business Day” means a day on which banks are ordinarily open for the transaction of normal banking business in both Los Angeles, California and Toronto, Ontario.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 2.2.

“Buyer Indemnified Parties” means the Seller, together with their Equity Interest holders, officers, directors, managers, employees, agents, representatives and Affiliates.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 2.2(a), Section 2.2(b), Section 2.2(c) (solely with respect to such Person’s Organizational Documents), Section 2.2(e), Section 2.2(g), and Section 2.2(h).

“Buyer Services” shall have the meaning set forth in Section 5.9(b).

“Buyer Tax Obligations” shall have the meaning set forth in Section 5.5(f).

“Buyer Transition Period” means the period commencing on the Closing Date and continuing until the date that is no later than twelve (12) months following the Closing Date, unless sooner terminated as permitted by Section 5.9.  In no event shall the Buyer Transition Period be extended unless and until Buyer and Seller mutually agree, bargaining in good faith, to the terms and conditions (including price) pursuant to which Seller would continue to provide the Seller Services to Buyer.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Consideration” shall have the meaning set forth in Section 1.2(b).

“Closing Consideration Statement” shall have the meaning set forth in Section 1.2(b).

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Indebtedness” means, as of the Closing Date, the aggregate amount of the consolidated Indebtedness of RH and its Subsidiaries set forth on Schedule A of the Seller Disclosure Schedule, but excluding any inter-company Indebtedness, provided that with respect to any Joint Venture, only 50% of any Indebtedness of such Joint Venture shall be included in Closing Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended, and the Laws thereunder.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue or purchase any of its Equity Interests or sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory preemptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Competitive Business” shall have the meaning set forth in Section 5.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.10.

“Consent” means any consent, approval, notification, waiver, or other similar action.

“Continuing Employees” shall have the meaning set forth in Section 5.4(a).

“Contract” means any written Enforceable contract, agreement, arrangement, commitment, instrument, or other similar understanding.

“Damages” means all actual damages, losses, Liabilities, costs or expenses (including reasonable fees and expenses of outside attorneys), excluding consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits or similar items.

“De Minimus Amount” shall have the meaning set forth in Section 8.2(a).

“Deductible” shall have the meaning set forth in Section 8.2(a).

“Encumbrance” means any encumbrance, security interest, lien, mortgage, pledge, hypothecation, easement, charge, option, equity, adverse Action, or restriction, except for any restrictions on transfer generally arising under any applicable Law.

“Enforceable” means a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environmental, Health and Safety Requirements” means any Law relating to pollution, the protection of the environment, natural resources or occupational safety and health.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests (equitable or otherwise) or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.17(c).

“Exceptions” shall have the meaning set forth in Section 8.2(a).

“Excluded Equipment” shall have the meaning set forth in Section 1.6.

“Exempt Acquisition” shall have the meaning set forth in Section 5.2(b)(i).

“Exhibits” shall mean the exhibits to the Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.6.

“Financial Statement Date” shall have the meaning set forth in Section 3.6.

“Financing Source” shall have the meaning set forth in Section 9.16.

“Force Majeure” means acts of God, acts of terrorism, acts of the public enemy, labor disturbances, fire or explosion, war, insurrection, or any like causes beyond a party’s reasonable control.

“Fundamental Representations” means, collectively, the Seller Fundamental Representations and the Buyer Fundamental Representations.

“Governmental Body” means any governmental or administrative body, board, legislature, agency, bureau, department, commission, arbitrator or authority, court or judicial authority, political subdivision, tribunal or other instrumentality of government, whether international, national, federal, or state.

“Hopkins” shall have the meaning set forth in Section 5.11.

“Hopkins APA” shall have the meaning set forth in Section 5.11.

“Hopkins Transaction” shall have the meaning set forth in Section 5.11.

“IFRS” means International Financial Reporting Standards as in effect as of the date hereof and applied in a manner consistent with that used in preparing the Financial Statements.

“Images” shall have the meaning set forth in Section 5.9(l)(ii).

“Indebtedness” with respect to any Person means indebtedness for borrowed money or capital equipment leases (including any leases treated by RH and its Subsidiaries as capital leases for accounting purposes); provided that Indebtedness shall not include any inter-company indebtedness by, between or among Seller and/or any of its Affiliates (which shall be cancelled at the Closing) or any other liabilities, whether recorded on the Financial Statements or not.  Indebtedness for capital equipment leases shall be calculated as the remaining, outstanding, undiscounted principal payments due as of the Closing Date, including any related tax payments, but not including the value of any fair market value buyout amounts.

“Indemnified Parties” means, individually and as a group, the Buyer Indemnified Parties and the Seller Indemnified Parties and “Indemnified Party” means any of the Indemnified Parties.

“Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.12(a).

“Interim Hopkins Period” shall have the meaning set forth in Section 5.11(a).

“IT Systems” shall have the meaning set forth in Section 5.9(c).

“JH Sites” means the two (2) diagnostic imaging centers currently owned and/or managed by RH and its Subsidiaries that are located at (a) 4924 Campbell Boulevard, Suite 105, White Marsh, MD 21236 and (b) 10753 and 10755 Falls Road, Suites 130, 245 and 440, Lutherville, MD 21093, each located on the Johns Hopkins campuses.

“Joint Ventures” means each of Upper Chesapeake Health Imaging Center, LLC and Calvert Medical Imaging Centers.

“Knowledge” means with respect to (a) Seller, the actual knowledge of Kent Wentzell, and (b) Buyer, the actual knowledge of Howard Berger, M.D.

“Law” or “Laws” means any applicable statute, rule, law, regulation, administrative requirement, statute, code or ordinance of any Governmental Body, each as amended and now in effect.

“Leased Employees” shall have the meaning set forth in Section 5.4(a).

“Liability” or “Liabilities” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or conditional or unconditional.

“Material Adverse Effect” means (a) with respect to Buyer, any change or effect having a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Transaction on a timely basis; and (b) with respect to RH, any event, circumstance, condition, change, or effect which, after taking into effect any insurance recoveries, is materially adverse to the business, financial condition, or operations of RH, taken as a whole, or any change or effect having a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the Transaction on a timely basis; provided that none of the following shall, in each case, be deemed to constitute a “Material Adverse Effect” and none shall be considered in determining whether a “Material Adverse Effect” has occurred:  (i) any failure by RH to meet projections or forecasts or revenue or earnings predictions for any period ending on or after the date hereof, the continued deterioration of the financial results and operations of RH and its Subsidiaries, and any reasonable business decisions made with respect thereto; (ii) any adverse event, circumstance, condition, change or effect, attributable to the execution, delivery, announcement or pendency of this Agreement or the Transaction or other communication by Buyer of its plans or intentions (including in respect of employees) with respect to RH or its business; (iii) the consummation of the Transaction or any actions by Buyer, Seller or RH taken pursuant to this Agreement or in connection with the Transaction; (iv) any adverse event, circumstance, condition, change, or effect attributable to conditions generally affecting the healthcare industry in which RH participates, the U.S. economy as a whole or general economic or political conditions or financing or the capital markets in general or the health care markets in which RH operates; (v) any adverse event, circumstance, condition, change or effect, resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or approved by Buyer; (vi) any adverse event, circumstance, condition, change or effect arising from or relating to any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof by any Governmental Body, (vii) conduct of Seller or RH (A) not prohibited under this Agreement or (B) prohibited under this Agreement, but for which Buyer gave or failed to give its Consent in accordance with the terms herein; (viii) any natural disaster, force majeure event or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (ix) any action required to be taken under any Law or Order or any existing Contract by which RH (or any of its assets or Subsidiaries) is bound; or (x) any matter of which Buyer has Knowledge on the date hereof.

“McKesson” means McKesson Information Solutions Canada Company and its Affiliates.

“Medical Records” means the collection of diagnostic and/or treatment information and data pertaining to patients treated at the Acquired Centers, or at any other diagnostic imaging center previously owned by RH or any of its Subsidiaries, in Rhode Island, Maryland or Delaware at any time prior to the Closing Date, including identifying information, billing data, medical orders, assessment findings, diagnostic test results, operative reports, progress notes, X-ray films, scans and other images, monitoring data and details of treatment, in whatever format such information is maintained.

“Non-Competition Period” shall have the meaning set forth in Section 5.2(a).

“North Point Facility” shall have the meaning set forth in Section 1.6.

“Order” means any decree, order, judgment, injunction, rule, ruling, or Consent of or by a Governmental Body.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

“Organizational Documents” means the articles of organization, charter, articles of formation, regulations, operating agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parent” shall have the meaning set forth in the Recitals.

“Party” or “Parties” means a party that is a signatory hereto or the parties that are signatories hereto.

“Permit” means any permit, license, certificate, approval, Consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Person, Law or Governmental Body.

“Permitted Encumbrances” means (i) any Encumbrances disclosed on the Seller Disclosure Schedule, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, or statutory liens or other similar liens which are not material in amount relative to the property affected, or which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof or for which an appropriate reserve has been established in accordance with IFRS, (iii) imperfections or irregularities of title or liens which do not materially interfere with the present use of the property or asset subject thereto or affected thereby, otherwise impair present business operations at such properties or assets, or do not detract from the value of such properties and assets, (iv) zoning, entitlement, building and other land use Laws imposed by any Governmental Body having jurisdiction over any leased real property which are not violated by the current use and operation of any leased real property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any leased real property which do not materially impair the occupancy or use of such leased real property for the purposes for which it is currently used or proposed to be used; and (vi) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Premises Leases” shall have the meaning set forth in Section 3.11.

“Professionals” shall have the meaning set forth in Section 3.25.

“Purchase Price” shall have the meaning set forth in Section 1.2(a).

“RH” shall have the meaning set forth in the Recitals.

“RH Equity Interests” shall have the meaning set forth in the Recitals.

“RH Plans” shall have the meaning set forth in Section 3.17(a).

“RIS/PACS Services” shall have the meaning set forth in Section 5.9(l)(i).

“Sale Notice” shall have the meaning set forth in Section 5.2(c).

“Schedules” means the scheduled disclosures included in each of the Buyer Disclosure Schedule and the Seller Disclosure Schedule, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended, and the Laws promulgated thereunder.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Actions” shall have the meaning set forth in Section 5.18.

“Seller Charges” shall have the meaning set forth in Section 5.11(f).

“Seller Disclosure Schedule” shall have the meaning set forth in Section 2.1.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.1(b), Section 2.1(c) (solely with respect to such Person’s Organizational Documents), Section 2.1(d), Section 2.1(e), Section 3.1, Section 3.2 (solely with respect to such Person’s Organizational Documents) and Section 3.3.

“Seller Guarantees” shall have the meaning set forth in Section 5.14.

“Seller Indemnified Parties” means the Buyer, together with its Equity Interest holders, officers, directors, managers, employees, agents, representatives and Affiliates.

“Seller Note” shall have the meaning set forth in Section 1.2(b)(i).

“Seller Services” shall have the meaning set forth in Section 5.9(a).

“Seller Tax Obligations” shall have the meaning set forth in Section 5.5(e).

“Seller Transition Period” means the period commencing on the Closing Date and continuing until the date that is two (2) months following the Closing Date, unless sooner terminated as permitted by Section 5.9. The Seller Transition Period shall automatically renew thereafter for additional one (1) month terms (each, a “Seller Renewal Term”), unless the Seller Transition Period is otherwise terminated as permitted by Section 5.9.

“Seller’s IT Systems” shall have the meaning set forth in Section 5.9(j).

“Seller’s RIS/PACS system” shall have the meaning set forth in Section 5.9(l).

“Service Provider” shall have the meaning set forth in Section 5.9(b).

“Service Recipient” shall have the meaning set forth in Section 5.9(b).

“Services” shall have the meaning set forth in Section 5.9(b).

“Straddle Tax Returns” shall have the meaning set forth in Section 5.5(f).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (a) any corporation of which fifty percent (50%) or more of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election by equity holders is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person. For the avoidance of doubt, with respect to Seller and RH, the term “Subsidiaries” includes the Joint Ventures.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof but not related to any RH Plan.

“Tenant Payments” shall have the meaning set forth in Section 5.15.

“Threatened” means a demand or statement has been made in writing or a written notice has been given.

“Third Party Indemnification Claim” shall have the meaning set forth in Section 8.5(a).

“Transaction” means all of the transactions contemplated by this Agreement, including (a) the purchase by Buyer, and sale by Seller, of the RH Equity Interests and Buyer’s delivery to Seller of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection with the Agreement; and (c) the performance by Buyer and Seller of their respective agreements, covenants and obligations (pre- and post-Closing) under the Agreement.

“Transaction Documents” means the Agreement and the Closing Consideration Statement.

“Transfer Taxes” shall have the meaning set forth in Section 5.5(h).

“Transition Periods” means each of the Buyer Transition Period and the Seller Transition Period.

EXHIBIT 1.2(b)(i)

Seller Note

See attached.

EXHIBIT 5.4(a)

LEASED EMPLOYEES TERMS

Buyer shall lease to Seller the services of Meyer Tollen, Gary Talmadge, Ann Folmer, Lawrence Fuchs, Robert Howlett, Matthew Danna, Dave Peterson and Robert Walker on the following terms and conditions:

1.         The services of the Leased Employees shall be provided by RH and/or its Subsidiaries to Seller for the period beginning immediately following the Closing Date and ending on December 31, 2011 or such other date as may be agreed upon by Buyer and Seller (the period of time during which Buyer provides to Seller the services of the Leased Employees is herein referred to as the “Transition Period”).

2.         During the Transition Period, the Leased Employees shall be employees of RH and/or one of its Subsidiaries (and not employees of Seller).  RH and its Subsidiaries shall be responsible for monitoring and discipline, as well as employment termination decisions with respect to the Leased Employees, and the Leased Employees shall be subject to RH’s and its Subsidiaries’ employee-related policies and plans; provided, however, that (a) the Leased Employees shall perform such tasks as may be assigned by Seller and shall be subject to supervision by Seller; and (b) Buyer shall consult with Seller prior to any termination of employment of a Leased Employee.  Buyer shall provide the Leased Employees with the same salaries and hourly wages and other compensation and benefits as provided to the Leased Employees immediately prior to the Closing Date, except as otherwise required by law or as agreed upon by Buyer and Seller.

3.         During the Transition Period, Seller shall pay to Buyer for the services of the Leased Employees a fee  (the “Leased Employee Fee”) equal to the sum of the following costs to RH and its Subsidiaries of employing the Leased Employees during the Transition Period: (a) all salary, wage, commission, and other compensation and benefit costs attributable to the employment of the Leased Employees; (b) all employee payroll deductions, employer matching, profit sharing, or other contributions due to, or under, the benefit plans of RH and its Subsidiaries and attributable to the employment of the Leased Employees; (c) all withholding and employment tax liability attributable to the employment of the Leased Employees; and (d) any severance payment or benefit costs attributable to the termination of employment of any Leased Employee.   For sake of clarity, it is understood and agreed that the cost of medical and other welfare benefit plan coverage for the Leased Employees shall be the premium cost of such coverage minus the portion of such premiums paid by the Leased Employees.

4.       Seller shall pay to Buyer the amount of $75,000, which amount represents the estimated monthly Leased Employee Fee, in advance no later than three days prior to the first day of the month to which the payment relates (the “Relevant Month”).  No later than the 10th day of the month following the Relevant Month, Buyer shall provide Seller with an invoice setting forth the actual Leased Employee Fee for the Relevant Month, together with such supporting documentation as Seller may reasonably request.  If the actual Leased Employee Fee for the Relevant Month is greater than the estimated Leased Employee Fee, then Seller shall pay the amount of the difference to Buyer no later than the 15th day of the month following the Relevant Month.  If the actual Leased Employee Fee for the Relevant Month is less than the estimated Leased Employee Fee, then Buyer shall either pay the amount of the difference to Seller no later than the 15th day of the month following the Relevant Month or credit such amount as a deduction to Seller’s next estimated Leased Employee Fee.  All payments required to be made pursuant to this Section 4 shall be made by wire transfer of immediately available funds to an account designated by the recipient.

EXHIBIT 5.9

Exhibit 5.9 (a) Seller Services

Service Items	Charge	Description Of Service
1. RIS / PACS	Included in purchase price	McKesson Radiology Information System (RIS) application - Usage, licensing, and maintenance of current system.
McKesson Picture Archiving and Communication System (PACS) application - Usage, licensing, and maintenance of current system.
Use, licensing and maintenance of Magview application, based on its current use.
Access to Baltimore, Maryland data center, and usage of server equipment and storage equipment located at data centers in Oakville,

Ontario and Baltimore, Maryland, each supporting the McKesson RIS/PACS

Network connectivity between Canada and U.S. data centers only supporting McKesson RIS/PACS system.
Telephone and fax line connectivity.
Canadian data center facility charge supporting the U.S. Mckesson RIS/PACS system.

2. Third party costs	At cost, as incurred	Any third party costs incurred to deliver the Services in #1 (e.g. independent contractors, travel, etc.), subject to the approval of Radnet.

Exhibit 5.9(b) Buyer Services

Service Items	Charge	Description Of Service
1. Help Desk	Included in purchase price
Support for CML Canada help desk requirements, consistent with pre-closing service levels.
Radnet will cooperate and allow CML staff to train and transfer knowledge, including being on-site, with agreed upon notification provision.

2. Third party costs	At cost, as incurred	Any third party costs incurred to deliver the Services in #1 (e.g. independent contractors, travel, etc.), subject to the approval of CML.

Other Terms and Conditions:
Radnet agrees to provide reasonable access to its employees (without charge), as required by CML's auditors in connection with the financial statement audit of the fiscal year ended December 31, 2011. Radnet agrees to cooperate and provide access to information and resources (without charge), as required in response to any Tax audits for the pre-closing period.